Exhibit 10.2
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY ***.
EXECUTION COPY

SUPPLY AGREEMENT
between
Noven Pharmaceuticals, Inc.
and
P&G Pharmaceuticals, Inc.
and
P&G Pharmaceuticals, S.A.R.L.

Article 1.	Definitions	1

Article 2.	Supply of Product	10

2.01	Obligation	10
2.02	Exclusivity of Supply	11
2.03	Shelf Life	11
2.04	Regulatory Compliance	12
2.05	Child Labor and Forced Labor	12
2.06	Shipment	13
2.07	Environmental Standards	15
2.08	Documentation	15
2.09	Supply Of Materials	15
2.10	Supply Assurance/Business Continuity Planning	17
2.11	Funding for Purchase of Equipment	17
2.12	Notification of Supply Issues	19
2.13	Reporting Requirements	19
2.14	Labeling and Packaging of Supplied Products	19

Article 3.	Quality Control and Testing	19

3.01	Quality Assurance Agreement	19
3.02	Testing and Certificate of Analysis	20
3.03	Preservation Samples/Retained Samples	20
3.04	Quality Disputes; Acceptance and Return	20
3.05	Stability Testing	23
3.06	Customer Complaints	23
3.07	Inquiries and Requests for Inspection	24
3.08	Inspections	24
3.09	Validations	24
3.10	Cross Contamination Risk	24
3.11	Quality Assurance Key Elements	24

Article 4.	Forecasts and Ordering	25

4.01	Forecasting	25
4.02	Launch Order	27
4.03	Firm Orders	27
4.04	Batch Size	27
4.05	Annual Installed Capacity	29
4.06	Customer Service	29
4.07	Shortfalls	31
4.08	Failure to Deliver	32
4.09	Notice of Delay	32
4.10	Technical Assistance	32
4.11	Site Level Execution Agreement	32

ii

Article 5.	Prices and Payment Terms	33

5.01	Price	33
5.02	Invoicing	33
5.03	Payment Terms	33
5.04	Adjustment Pursuant to Producer Price Index	33
5.05	Adjustment for Low Volume	34
5.06	Unprofitable Supply Terms	35
5.07	Adjustment for Modification of Specifications	36
5.08	Transfer Taxes	39
5.09	Continuous Improvement	40
5.10	Right to Audit	40

Article 6.	Change Management	42

Article 7.	Authorizations	43

Article 8.	Liabilities	43

8.01	Warranties; Disclaimer	43
8.02	NOVEN Indemnity	44
8.03	P&GP Indemnity	44
8.04	Certain Limitations	45
8.05	Disclaimer of Incidental Damages	46
8.06	Product Recalls	46
8.07	Notice and Opportunity to Defend	46

Article 9.	Term and Termination	47

9.01	Term	47
9.02	Certain Termination Events	47
9.03	Consequences of Termination	50
9.04	Survival	51

Article 10.	Confidentiality, Public, Announcements, Intellectual Property	51

10.01	Confidentiality	51
10.02	Public Announcements	54
10.03	License to Products	54

Article 11.	Alternative Suppliers	55

11.01	Qualification of Alternative Suppliers	55
11.02	Reasonable Assistance; Limited License	56
11.03	Royalties	58

Article 12.	Steering Committee	58

Article 13.	General Provisions	59

13.01	Force Majeure	59
13.02	Notices	60
13.03	Governing Law	60
13.04	Non-Waiver of Rights	60
13.05	Entire Agreement — Modifications	61
13.06	Agreement Precedence	61
13.07	Assignment	61
13.08	Partial Invalidity	62
13.09	Contractor Status	62
13.10	Disputes	63
13.11	Audits	64
13.12	Time Periods	64
13.13.	Expenses	64
13.14	Binding Effect; No Third Party Beneficiaries	65
13.15	Interpretation	65
13.16	Counterparts	65

iii

SUPPLY AGREEMENT
This Supply Agreement (together with the Schedules hereto, this “Agreement”) is entered into as of this 14th day of August 2008 (the “Effective Date”), by and between:
SELLER: Noven Pharmaceuticals, Inc., a company organized and existing under the laws of Delaware, with a place of business at 11960 SW 144th Street, Miami, FL 33186 (hereinafter “NOVEN”); and
BUYER: Procter & Gamble Pharmaceuticals, Inc., a company organized and existing under the laws of Ohio, with a place of business at One Procter and Gamble Plaza, Cincinnati, OH 45202 (hereinafter, “P&GP Inc.”), and Procter & Gamble Pharmaceuticals, S.A.R.L., a company organized and existing under the laws of Switzerland, with a place of business at 47, Route de Saint-Gorges 1213 Petit-Lancy 1, Switzerland (hereinafter “P&GP SARL” and, together with P&GP Inc., “P&GP”), on behalf of themselves and their Affiliates.
Background
0.01	P&GP intends to market and sell the Products (as defined herein) for use in human prescription pharmaceuticals.

0.02	Subject to the terms and conditions hereof, the parties have agreed that NOVEN will manufacture and supply such Products to P&GP for use and sale. The NOVEN manufacturing site as of the date of this Agreement designated for manufacture of Products is the NOVEN address above (11960 SW 144th Street, Miami, FL 33186).

0.03	NOVEN and P&GP are parties to the Development and License Agreement, dated as of June 30, 2008 (the “License Agreement”).
Article 1.	Definitions
1.01	*** Batch” has the meaning set forth in Section 4.04(d).

1.02	“Action Plan” has the meaning set forth in Section 4.06(b).

1.03	“Additional Charges” has the meaning set forth in Section 4.04(c).

1.04	“Additional Products” has the meaning set forth in the License Agreement.

1.05	“Affiliate” means, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with the subject Person. For purposes of this Agreement, “control” means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person or the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of securities, contract or otherwise.

1.06	“Agreement” has the meaning set forth in the Preamble.

1.07	“Alternate Supplier” has the meaning set forth in Section 11.01.

1.08	“Annual Installed Capacity” has the meaning set forth in Section 4.05.

1.09	“Annual MA” has the meaning set forth in the Quality Assurance Agreement.

1.10	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officers’, directors’, employees’, consultants’ or agents’ activities on behalf of such Person).

1.11	“Audited Party” and “Auditing Party” have the meanings set forth in Section 5.10(a).

1.12	“Batch” means, as to each Product, the actual number of complete and usable units of such Product yielded from a standard size kettle *** of raw materials as determined by applicable Regulatory Authority validation requirements and blended for production of such Product, it being understood and agreed that the actual yield obtained by NOVEN from any such Batch will vary from time to time. The estimated number of units of the T-Patch expected to be yielded from each Batch produced thereof, as of the Effective Date, shall be as described in Schedule 2 hereto, as such schedule may be amended, modified or otherwise supplemented from time to time in accordance with the terms of this Agreement.

1.13	“Business Continuity Plan” has the meaning set forth in Section 2.10.

1.14	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York; Miami, Florida or Cincinnati, Ohio are authorized or required by law to close.

1.15	“cGMP” means (i) the current Good Manufacturing Practices as that term is defined in 21 C.F.R. Parts 210 and 211, as amended from time to time, and applicable guidance documents, and (ii) good manufacturing practices as required by applicable regulations of any Regulatory Authority.

1.16	“Complaint Notice” has the meaning set forth in Section 3.04(a).

1.17	“Confidential Information” means all secret, confidential or proprietary data, know-how and related information, including (i) all INDs, NDAs, Regulatory Applications, Regulatory and Clinical Materials and related filings, applications and data, the content of any unpublished patent applications, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information, (ii) all information disclosed or accessed by the parties pursuant to the provisions of this Agreement or the other Transaction Documents, (iii) information learned, observed or otherwise acquired through site visits and discussions between NOVEN and P&GP at each other’s facilities, including plant size, crew shifts, number of lines, product shipments, lab procedures, new product development testing and manufacturing processes and (iv) the terms and conditions of this Agreement and the other Transaction Documents.

1.18	“Damages” means all liabilities, demands, obligations, assessments, judgments, levies, losses, fines, penalties, damages (including compensatory damages), costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any Proceedings (including any Proceedings to establish insurance coverage).

1.19	“Development Agreement” has the meaning set forth in the License Agreement.

1.20	“Disclosing Party” has the meaning set forth in Section 10.01(a).

1.21	“Discretionary Change” has the meaning set forth in Section 5.07(a).

1.22	“Effective Date” has the meaning set forth in the Preamble.

1.23	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.24	“Fixed Order Date” has the meaning set forth in Section 4.01(a).

1.25	“Fixed Zone” has the meaning set forth in Section 4.01(c).

1.26	“GAAP” means, as of any time of determination, accounting principles generally accepted in the United States, as in effect at such time.

1.27	“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any national or international securities exchange), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.28	“Grace Period” has the meaning set forth in Section 5.05.

1.29	“Gross Margin” means, with respect to any Product and with respect to any period of determination, (i) the aggregate Purchase Price actually received by NOVEN for such Product during such period, less (ii) NOVEN’s aggregate, fully allocated cost of Raw Materials, labor and manufacture of such Product during such period, as determined in accordance with GAAP.

1.30	“IND” means an Investigational New Drug Application, as defined in 21 C.F.R. § 312.3(b), filed by a Person with the FDA to obtain authorization to develop, test and perform clinical trials of a product, together with any amendments, correspondence or supplements thereto and incorporated therein.

1.31	“Indemnified Party” has the meaning set forth in Section 8.07.

1.32	“Indemnifying Party” has the meaning set forth in Section 8.07.

1.33	*** has the meaning set forth in the License Agreement.

1.34	“Label Changes” has the meaning set forth in Section 5.07(d).

1.35	“License Agreement” has the meaning set forth in the Recitals.

1.36	“Manufacturing Audit” has the meaning set forth the Quality Assurance Agreement.

1.37	“Milestone Payments” has the meaning set forth in the License Agreement.

1.38	“Monthly Targets” has the meaning set forth in Section 4.06(b).

1.39	“NDA” means a New Drug Application, as defined in 21 C.F.R. § 314, filed by a Person with the FDA to obtain FDA approval of a new drug or therapy, as the context indicates, together with any amendments, correspondence or supplements thereto and incorporated therein.

1.40	“Net Outside Sales” has the meaning set forth in the License Agreement.

1.41	“NOVEN” has the meaning set forth in the Preamble.

1.42	“NOVEN Indemnitees” has the meaning set forth in Section 8.03.

1.43	“NOVEN Patents” has the meaning set forth in the License Agreement.

1.44	“NOVEN Transfer Taxes” has the meaning set forth in Section 5.08.

1.45	“Other Required Change” has the meaning set forth in Section 5.07(c).

1.46	“P&GP” has the meaning set forth in the Preamble.

1.47	“P&GP Inc.” has the meaning set forth in the Preamble.

1.48	“P&GP SARL” has the meaning set forth in the Preamble.

1.49	“P&GP Transfer Taxes” has the meaning set forth in Section 5.08.

1.50	“Partial Batch Charges” has the meaning set forth in Section 4.04(c).

1.51	“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

1.52	“Planning Horizon” has the meaning set forth in Section 4.01(d).

1.53	“PPI” has the meaning set forth in Section 5.04.

1.54	“Printed Matter” means all printed materials, including labeling and package inserts, affixed to and/or packaged with any Products delivered to P&GP, including any labeling or other printed matter required to be affixed to and/or packaged with any of the Products by any Applicable Law or Regulatory Authority, as well as any discretionary labeling or other printed matter designated by P&GP to be affixed to and/or packaged with any of the Products.

1.55	“Proceedings” means governmental, judicial, administrative or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

1.56	“Product” or “Products” means, collectively, (i) the ***, (ii) the T-Patch, (iii) any Additional Products that become “Products” for purposes of the License Agreement, and (iv) samples and placebos of the foregoing. For purposes of clarity, it is agreed that “Products” shall not include any clinical products delivered by NOVEN to P&GP pursuant to the Development Agreement or the License Agreement.

1.57	“Purchase Order” has the meaning set forth in Section 4.03.

1.58	“Purchase Price” has the meaning set forth in Section 5.01.

1.59	“Quality Assurance Agreement” has the meaning set forth in Section 3.01.

1.60	“Quality Assurance Key Elements” or “QAKE” has the meaning set forth in Section 3.11.

1.61	“Raw Materials” means, with respect to any Product, all active ingredients, starting materials, excipients and other ingredients used in the manufacture of such Product, as well as all packaging, labeling and other printed matter included in such Product.

1.62	“Receiving Party” has the meaning set forth in Section 10.01(a).

1.63	“Required Change” has the meaning set forth in Section 5.07(b).

1.64	“Regulatory and Clinical Materials” means all documents, supporting materials and other materials relating to the Regulatory Applications, any Regulatory Approval or other matter required to be submitted to any Regulatory Authority in relation to the Products, including the INDs and NDAs for the Products and documents, supporting materials and other materials relating to any drug master file, investigators’ brochures, clinical studies, pre-clinical studies, safety data, adverse event reports, questionnaires, consultants reports, correspondence (including correspondence with any Regulatory Authority), batch reports, protocols, specifications, quality assurance, quality control, customer queries and any responses thereto, and any compilation or evaluations thereof, and question and answer scripts.

1.65	“Regulatory Applications” means the applications submitted by P&GP or its Related Parties to Regulatory Authorities seeking authorization or approval for the development, manufacture, testing, storage, transport, marketing, advertisement, promotion, sale, use, distribution or other disposal of the Products in all or any portion of the Territory, including the INDs and the NDAs for the Products.

1.66	“Regulatory Approval” means, as to each Product, (i) with respect to the United States, the issuance of an approval letter (as defined in 21 C.F.R. § 314.3(b)) by the FDA pursuant to 21 U.S.C. §355(c) and 21 C.F.R. § 314.105 approving the NDA for such Product and approving the Product for manufacturing, marketing, sale, distribution and use in the United States, irrespective of any post-marketing study commitments related to such Product, and (ii) with respect to any territory outside of the United States, the comparable issuance of approval by a Regulatory Authority for the manufacturing, marketing, sale, distribution and use of such Product in such territory.

1.67	“Regulatory Authority” means a Governmental Authority that has the authority over the manufacture, use, storage, import, export, testing, transport, marketing, sale or distribution of any of the Products in all or any portion of the Territory, including the FDA and any counterparts to the FDA in territories outside of the United States.

1.68	“Related Parties” means P&GP’s Affiliates and permitted sublicensees. For purposes of clarification, it is acknowledged and agreed that the term “Related Parties” does not include distributors.

1.69	“Rolling Forecast” has the meaning set forth in Section 4.01(a).

1.70	“Royalties” has the meaning set forth in the License Agreement.

1.71	“Services” means, with respect to any Product, formulation, stability testing, manufacture, packaging, printing and application of labeling, testing prior to shipment (including but not limited to Raw Materials, intermediate/work in process and finished goods testing) and storage prior to loading of such Product onto the carrier approved by P&GP for shipment.

1.72	“Site Level Execution Agreement” or “SLEA” has the meaning set forth in Section 4.11.

1.73	“SKU” has the meaning set forth in Section 4.03.

1.74	“Specifications” means, with respect to any Product, the written methods, procedures, specifications, tests and standards pertaining to the manufacture, storage, labeling, packaging and/or testing of such Product, as such Specifications may be subsequently amended pursuant to Article 6. Schedule 1 provides the Specifications for T-Patch as of the Effective Date. Specifications for each other Product, including without limitation for ***, will be agreed upon by the parties and attached as a Schedule hereto prior to launch of such Product.

1.75	“Split Lot Charges” has the meaning set forth in Section 4.04(b).

1.76	“Steering Committee” has the meaning set forth in Article 12.

1.77	“Target Inventory Levels” has the meaning set forth in Section 2.09(b).

1.78	“T-Patch” means the transdermal patch drug delivery system developed by NOVEN ***, and shall include any minor improvements or modifications to such product that do not require additional development work (provided that clinical trials of the T-Patch and clinical work related to the T-Patch performed by P&GP shall not be considered additional development work for purposes of the foregoing phrase). For purposes of clarification, the term “T-Patch” shall not include any product that may constitute an Additional Product under the License Agreement.

1.79	*** means the transdermal patch drug delivery system to be developed by NOVEN ***. For purpose of clarification, the term *** shall not include any product that may constitute an Additional Product under the License Agreement.

1.80	“Technology” has the meaning set forth in the License Agreement.

1.81	“Term” has the meaning set forth in Section 9.01.

1.82	“Territory” has the meaning set forth in the License Agreement.

1.83	“Third Party” means any Person other than the parties hereto and their respective Affiliates and, in the case of P&GP, any Related Party.

1.84	“Three-Year Forecast” has the meaning set forth in Section 4.01(e).

1.85	“Transaction Documents” means this Agreement, the License Agreement, any agreements or documents prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other written agreement signed by NOVEN and P&GP that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

1.86	“Transfer Taxes” means, collectively, all taxes payable with respect to the manufacture, sale and transportation of the Products hereunder that are imposed by a Governmental Authority, including, without limitation, any sales, use, excise, value-added, services, consumption and other taxes and duties incurred by reason of the manufacture, sale and/or transportation of the Products under this Agreement.

1.87	“United States” means the United States of America and its territories and possessions.
Article 2.	Supply of Product
2.01	Obligation. Subject to the terms and conditions hereof, NOVEN shall sell and supply the Products to P&GP, and P&GP shall purchase and receive exclusively from NOVEN all of its requirements of each Product. Subject to the terms and conditions hereof, NOVEN is responsible for providing the Services with respect to each Product sold and purchased hereunder.

2.02	Exclusivity of Supply.

(a)	Subject to the terms and conditions of this Agreement, NOVEN will not manufacture, sell or otherwise provide any Product in any country with respect to which P&GP holds an exclusive license under the License Agreement for any party other than P&GP, or any successor, assignee, delegatee or partner of P&GP approved by NOVEN in accordance with this Agreement or the License Agreement, during the Term.

(b)	Subject to the terms and conditions hereof, NOVEN will be the exclusive supplier of the Products.

2.03	Shelf Life.

(a)	All Product sold hereunder is intended to bear at least *** months of its approved shelf life at the time of loading of such Product onto the carrier approved by P&GP for shipment at NOVEN’s manufacturing facility. NOVEN and P&GP will seek to collaborate during supply chain planning discussions on the timing of manufacturing schedules and placement of Purchase Orders to meet the shelf life requirements. Both P&GP and NOVEN recognize that, from time to time, the *** months shelf life requirement may not be achievable due to manufacturing or quality variances.

(b)	P&GP shall have the right to refuse any shipment of Product that does not bear at least *** months of its approved shelf life at the time of loading of such Product onto the carrier approved by P&GP for shipment, provided that the diminished shelf life is not due to any delay by P&GP. This Section 2.03(b) sets forth NOVEN’s sole and exclusive liability, and P&GP’s sole and exclusive remedy, with respect to any failure to meet the shelf life requirements set forth in this Section 2.03 (provided that any Product refused by P&GP pursuant to this Section 2.03(b) will be considered Product not delivered to P&GP for purposes of Sections 4.07 and Section 9.02(c), and will be taken into account in determining whether any shortage or failure of supply has occurred, in accordance with the terms of those provisions).

(c)	The shelf life requirements set forth in this Section 2.03 are based upon an approved shelf life of the Product of *** months. If the approved shelf life for any Product is extended beyond *** months, the parties will discuss in good faith a revision of the shelf life requirements under this Section 2.03 with respect to such Product. If, at initial launch for any Product, the approved shelf life of such Product is less than *** months, the parties will discuss in good faith a revision of the shelf life requirements set forth in this Section 2.03, and NOVEN will use commercially reasonable efforts to assist P&GP in obtaining approval for a minimum *** month shelf life.

2.04	Regulatory Compliance. NOVEN shall ensure that all services, facilities and equipment used in the manufacture, packaging, labeling, storage and testing of Product prior to loading the Product onto the carrier approved by P&GP for shipment at NOVEN’s manufacturing facility comply with all Applicable Laws and regulations including but not limited to cGMPs.

2.05	Child Labor and Forced Labor. NOVEN represents, warrants and covenants that:

(a)	NOVEN does not and will not employ children, prison labor, indentured labor or bonded labor or use corporal punishment or other forms of mental and physical coercion as a form of discipline; and

(b)	to NOVEN’S knowledge, no suppliers or subcontractors engaged by NOVEN in connection with the performance of Services hereunder employ children, prison labor, indentured labor or bonded labor or use corporal punishment or other forms of mental and physical coercion as a form of discipline, and in the event NOVEN learns that any such supplier or subcontractor has engaged in any of the foregoing, it shall use commercially reasonable efforts to require such supplier or subcontractor to cease such activities.

In the absence of any national or local law setting the minimum age, P&GP and NOVEN agree to define “child” as less than 15 years of age. If national or local law sets the minimum age below 15 years of age, but is in accordance with exceptions under International Labor Organization Convention 138, the lower age will apply.
2.06	Shipment.

(a)	Except as set forth in Section 2.06(c) below, all Product sold to P&GP hereunder shall be loaded by NOVEN onto P&GP’s designated carrier for shipment at NOVEN’s manufacturing facility. NOVEN shall arrange for P&GP’s designated carrier to receive each shipment of Product at NOVEN’s manufacturing facility for delivery to P&GP’s designees and/or distribution centers.

(b)	P&GP will provide to NOVEN all information necessary for export and customs clearance of Product to be shipped to foreign countries. NOVEN shall be responsible for completing any DEA forms and for physical preparation of Product for shipment to P&GP’s designees and designated distribution centers. With respect to any shipment of Product outside of the United States, NOVEN shall be the exporter of record and will prepare export paperwork for shipment to a customs broker within the United States designated by P&GP in writing to NOVEN.

(c)	Shipment of Product shall be F.C.A. (Incoterms 2000) NOVEN’s manufacturing facility for all export shipments and Ex-Works (Incoterms 2000) NOVEN’s manufacturing facility for all U.S. shipments. Notwithstanding any provision of this Agreement, risk of loss and damage to any and all Product manufactured hereunder shall pass to P&GP upon loading of such Product onto the carrier approved by P&GP for shipment at NOVEN’s manufacturing facility. NOVEN shall have no liability under this Agreement for any failure of any carrier to deliver Product on or before the applicable Fixed Order Date so long as NOVEN has loaded the Product onto such carrier no later than five (5) Business Days prior to such Fixed Order Date, unless NOVEN is at fault for any delays in delivery by such carrier (for example due to improper packing), in which case the period of the delay caused by NOVEN shall be counted for purposes of determining whether NOVEN has satisfied the requirements set forth in Section 4.06(a)(i). P&GP shall ensure that the storage conditions of each Product during transportation are maintained in accordance with its Specifications. All transportation costs associated with shipping Product from NOVEN’s manufacturing facility shall be borne entirely by P&GP. NOVEN shall arrange for P&GP’s designated carrier to receive each shipment of Product at NOVEN’s manufacturing facility for delivery to P&GP’s distribution centers or other shipping locations and P&GP shall arrange, directly with the carrier, the timing and method of delivery to its distribution centers and other shipping locations. P&GP will provide to NOVEN a list of preferred carriers and NOVEN shall use said carriers unless P&GP’s designated carrier is not available, in which case NOVEN will select an alternate carrier. In such case, NOVEN must receive P&GP’s approval (not to be unreasonably withheld or delayed) prior to the use of any carrier other than those designated by P&GP as preferred carriers in accordance with this Section 2.06(c), and such approval by P&GP shall pertain only to the approved shipment unless otherwise indicated by P&GP. Additional shipping costs resulting from NOVEN’s expedited deliveries or use of alternate carriers in order to comply with NOVEN’s obligations to expedite delivery, that are due to the fault of NOVEN, will be at NOVEN’s expense. Any costs associated with any other expedited deliveries, or any other use of an alternate carrier requested or approved by P&GP, will be at P&GP’s expense.

2.07	Environmental Standards. NOVEN agrees to comply with all environmental laws, ordinances, codes, rules, regulations and permits applicable to the performance of Services hereunder.

2.08	Documentation. NOVEN shall maintain and provide to P&GP copies of documentation relevant to the manufacture, packaging, labeling, storage and testing of Product subject to and in accordance with the terms and conditions of the Quality Assurance Agreement.

2.09	Supply Of Materials.

(a)	NOVEN will exercise commercially reasonable efforts to obtain all Raw Materials necessary to fulfill its obligations to supply Product to P&GP hereunder.

(b)	NOVEN shall exercise commercially reasonable efforts to develop, qualify (in accordance with the Quality Assurance Agreement) and audit adequate sources to maintain a target inventory safety stock of Raw Materials necessary to manufacture Product, the minimum and maximum levels of which shall be set forth in the SLEA (the “Target Inventory Levels”). P&GP shall be liable for any Raw Materials maintained pursuant to this Agreement within the Target Inventory Levels set forth in the SLEA, and, upon request of NOVEN, will reimburse NOVEN for NOVEN’s reasonable out-of-pocket costs of any such Raw Materials not incorporated into Product purchased by P&GP, subject to Section 5.07, Article 6 and Section 9.03(c), to the extent applicable.

(c)	NOVEN shall exercise commercially reasonable efforts to identify alternative vendors for Raw Materials; provided, that P&GP hereby acknowledges and agrees that certain suppliers of Raw Materials to NOVEN are or may be single-source vendors and that Raw Materials supplied to NOVEN may not be reasonably available for purchase by NOVEN from any other vendor on terms and conditions that meet NOVEN’s alternative raw materials acceptance process. The parties shall cooperate through the Steering Committee to prepare a summary plan outlining alternative sources of Raw Materials, including contingency suppliers, and shall cooperate to update such summary plan annually or more frequently as necessary to reflect any material changes thereto. The parties shall work together through the Steering Committee to determine whether qualification of additional vendors of Raw Materials is appropriate, to estimate the amount of time required to qualify additional vendors of Raw Materials and to effect any such qualifications to the extent deemed appropriate by the Steering Committee; provided that all suppliers of Raw Materials shall meet NOVEN’s and P&GP’s alternative raw materials acceptance process. All costs of qualification of additional vendors of Raw Materials requested by either P&GP or NOVEN shall be paid by the party making the request; provided that to the extent such qualification is required as the result of a Force Majeure event, the costs of qualification shall be shared by both parties.

(d)	NOVEN is responsible to inspect, analyze or otherwise ensure that all Raw Materials meet NOVEN’s specifications and standards for such Raw Materials and meet Applicable Laws and regulations including but not limited to cGMPs, in accordance with the Quality Assurance Agreement; provided, however, that P&GP shall be solely responsible for the design and content (including without limitation artwork and text) of all Printed Matter used in the manufacture of the Product, as further described in the Quality Assurance Agreement.

(e)	In order to assist NOVEN in fulfilling its obligations under this Agreement, and at NOVEN’s request, P&GP may arrange for supply of one or more Raw Materials to NOVEN on terms reasonably acceptable to NOVEN. In such event, P&GP and NOVEN shall cooperate to agree on pricing and responsibilities for logistics procedures, losses and risks associated with such Raw Materials.

2.10	Supply Assurance / Business Continuity Planning. NOVEN shall prepare, within ninety (90) calendar days after submission of the first Regulatory Application of a Product for marketing authorization in any country within the Territory, a business continuity plan (“Business Continuity Plan”), the purpose of which shall be to assess and reduce supply interruption risks associated with supply of Product sold hereunder. Such a plan will include an analysis of risks including but not limited to: failure or delay of land, water or air transportation; governmental action; strikes or other labor disputes; accident, fire, explosion, flood, storm or other acts of God; shortage of Raw Materials, labor, fuel, power, inventory or machinery; technical failures, delay or failure to perform by any supplier; or any other relevant factor as determined by NOVEN in its sole discretion. The Business Continuity Plan will include commercially reasonable action steps to reduce the likelihood or severity of risks considered unacceptable. P&GP shall have the right to provide input into the Business Continuity Plan. The Steering Committee will mutually agree on the approved Business Continuity Plan to protect supply of Product. NOVEN will be responsible for any costs and expenses associated with implementation of the Business Continuity Plan as proposed by NOVEN, and P&GP shall reimburse NOVEN for its costs and expenses associated with implementing any revisions to the Business Continuity Plan proposed by P&GP.

2.11	Funding for Purchase of Equipment. In order that NOVEN may perform its obligations herein, NOVEN may request that P&GP consider providing, and P&GP may agree to provide to NOVEN, funding for the purchase and installation of unique equipment/production parts and for specialized facility modifications necessary to carry out the Services for the Products. In the event that NOVEN requests and P&GP agrees to provide such funding, the following provisions shall apply:

(a)	P&GP shall provide such funding to NOVEN as costs are incurred, approved by P&GP and invoiced by NOVEN with supporting documentation. Such funding provided by P&GP shall be in an amount sufficient to cover any sales or transaction tax applicable to the purchase of the applicable equipment. P&GP shall also pay, or reimburse to NOVEN, the cost of installation of any equipment funded by P&GP hereunder.

(b)	Any equipment purchased using funds provided to NOVEN by P&GP under this Section 2.11 will be for use by NOVEN exclusively in the performance of Services for P&GP; provided that if another opportunity arises to utilize such equipment for another customer, NOVEN may request P&GP’s approval to so use such equipment, which shall be at P&GP’s sole discretion.

(c)	All equipment purchased with such funds will be the property of NOVEN. NOVEN will acquire and retain title to such equipment and will be responsible for its maintenance and/or replacement in the event of loss or destruction. NOVEN will use commercially reasonable efforts to maintain adequate insurance to cover the replacement of equipment in the event of loss or destruction. In addition, P&GP will have the option, commencing upon the later of the expiration or termination of this Agreement or any extension(s) thereof, if any, and continuing for three (3) months thereafter, to purchase at fair market value any or all equipment purchased with funds provided to NOVEN by P&GP under this Section 2.11. Such fair market value will be determined at the time such option is exercised based on the cost of such equipment as invoiced from NOVEN to P&GP less the amount of funding provided by P&GP under this Section 2.11 with respect to such equipment. If P&GP exercises this option, the costs of removal, restoration, if any, and transportation of the equipment will be borne by P&GP. It is understood that NOVEN will not be required to refund installation costs should the asset be removed by P&GP or released by P&GP under this Section 2.11(c).

(d)	NOVEN will keep any and all equipment purchased with such funds free and clear of all liens, claims, security interests, pledges, charges, mortgages, deeds of trust, options, or other encumbrances of any kind including but not limited to such liens arising out of or relating to provincial construction lien legislation in Canada, U.S. state mechanic’s liens statutes, or similar statutes.

2.12	Notification of Supply Issues. NOVEN will notify P&GP promptly of any capacity or schedule changes, conflicts or risks reasonably likely to affect its ability to supply Product forecasted and ordered by P&GP hereunder pursuant to a forecast and Purchase Order submitted in accordance with the provisions of Section 4.01 and Section 4.03. NOVEN shall use commercially reasonable efforts to resolve such issues promptly and to allocate limited materials and resources, including equipment and labor capacity, on a pro-rated basis among its various products and customers.

2.13	Reporting Requirements. NOVEN shall provide to P&GP such information and reports as may be reasonably requested by P&GP and agreed to by NOVEN, in a format and on a frequency to be agreed upon by the parties.

2.14	Labeling and Packaging of Supplied Products. P&GP shall, at its own cost and expense, supply NOVEN with the electronic and/or mechanical design of all text, artwork, specification number, and other information to be used for all Printed Matter. P&GP shall supply such materials, data and information to NOVEN on a timely basis so as not to cause any delay in NOVEN’s manufacturing process.
Article 3. Quality Control and Testing
3.01	Quality Assurance Agreement. Simultaneously with, or as soon as practicable after, the execution of this Agreement, the parties shall enter into a Quality Assurance Agreement (the “Quality Assurance Agreement”) covering the details of items such as, but not limited to, quality control procedures, testing, quality assurance, product and material release, change control, notifications, deviations and similar activities. Such Quality Assurance Agreement may be amended from time to time as provided therein or as otherwise agreed to in writing by the parties without formal amendment to this Agreement.

3.02	Testing and Certificate of Analysis. Before releasing any Batch of Product hereunder, NOVEN shall test Product and check the compliance of such Batch with the Specifications. Such compliance check shall be performed by NOVEN’s Quality Assurance Control department and shall be certified by the head of such department (or his/her designee). Copies of the certificate of analysis and cGMP conformity certification, along with any other pertinent manufacturing or testing documentation, shall be sent to P&GP in accordance with the terms and conditions of the Quality Assurance Agreement.

3.03	Preservation Samples / Retained Samples. NOVEN shall retain samples of Raw Materials and Product supplied hereunder in accordance with the terms and conditions of the Quality Assurance Agreement.

3.04	Quality Disputes; Acceptance and Return.

(a)	Any claim by P&GP that any Product at the time it was loaded onto the carrier approved by P&GP for shipment did not meet the warranties and representations set forth in Section 8.01(a) must be made in writing to NOVEN within thirty (30) days of delivery (for Product released in the United States) or within sixty (60) days of delivery (for Product released outside the United States). Notwithstanding the foregoing, with respect to any latent defect (i.e., any failure of a Product to meet the applicable requirements set forth in the Specifications which is not determinable by testing upon physical arrival of the Product at P&GP’s distribution center in accordance with standard quality control procedures, and which is not otherwise apparent), P&GP must notify NOVEN of a claim that the Product does not meet the applicable requirements set forth in the Specifications within thirty (30) days from the date that the problem becomes discoverable. The notice provided by P&GP with respect to a claim under either of the first two (2) sentences of this Section 3.04(a) shall be referred to herein as a “Complaint Notice”. Failure to provide a Complaint Notice to NOVEN within the applicable period set forth in this Section 3.04(a) shall constitute acceptance of such Product by P&GP, and NOVEN shall have no liability for defects or deviations for which it has not received notice within such period. Any such Complaint Notice shall be issued in good faith and state in reasonable detail (sufficient to enable NOVEN to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why P&GP believes the Product may not be acceptable to P&GP. P&GP shall, as soon as reasonably practicable, and in any case within fifteen (15) days of the delivery by P&GP of any such possible Complaint Notice, provide samples of the Product being rejected, if available, and copies of written reports relating to tests, studies or investigations performed to that date by or on behalf of P&GP on the Batch of the Product being rejected. NOVEN shall use commercially reasonable efforts to notify P&GP of NOVEN’s agreement or disagreement with P&GP’s Complaint Notice as promptly as practicable, but in any event within ten (10) days after the later of (i) receipt by NOVEN of the Complaint Notice or (ii) receipt by NOVEN of samples of the rejected Product from P&GP. NOVEN shall test a sample from the same Batch as the contested Product, and shall provide to P&GP a copy of the results of such test. If P&GP does not agree with the outcome of such testing, representative samples of the Batch of the Product in question shall be submitted to an independent third party laboratory mutually agreed upon by the parties. The results of such third party testing shall be accepted by NOVEN and P&GP as final and binding. The cost of such third party testing shall be borne by the party whose position is not substantiated by the testing. P&GP will have final decision authority on determining whether any Product can be used for sale and distribution.

(b)	Any Product that is properly rejected in accordance with subsection (a) above for failure to meet the warranties and representations set forth in Section 8.01(a) shall be returned to NOVEN (or, at NOVEN’s election, destroyed by P&GP with evidence of such destruction provided by P&GP to NOVEN) at NOVEN’s expense, including costs of return shipment, shipment to destruction location, and/or destruction, as applicable. NOVEN shall credit P&GP the Purchase Price, plus any Additional Charges paid by P&GP for such Product or, if P&GP has not yet paid for such Product, P&GP will be relieved of any payment obligations with respect thereto. NOVEN shall also credit P&GP for the amount of reasonable shipping and reasonable out-of-pocket charges actually incurred by P&GP in association with the delivery and incoming quality inspection of such defective Product to P&GP. Consistent with NOVEN’s responsibility to remedy noncompliance as described in this subsection (b), in the event any Product is properly rejected pursuant to Section 3.04(a) above, P&GP may exercise one of the following remedies:
(i)	submit a new Purchase Order for Product with a mutually agreed to Fixed Order Date, and NOVEN shall use commercially reasonable efforts to expedite manufacture and delivery of the replacement Product ordered by P&GP;

(ii)	the parties will mutually work together to determine if the rejected Product can be remediated by modifying an existing Purchase Order, considering the availability of Product in the appropriate stage of the manufacturing process; or

(iii)	replace the rejected Product through a future delivery not in the Fixed Zone.

P&GP will not incur any Additional Charges with respect to the replacement Product unless such Additional Charges were previously paid and refunded with respect to the rejected Product, or were invoiced but not yet paid at the time such Product was rejected and the Purchase Price therefor refunded. P&GP will, in good faith, work with NOVEN to minimize the additional costs NOVEN will incur to supply replacement Product while not jeopardizing P&GP’s trade commitments.

(c)	Notwithstanding the foregoing provisions of this Section 3.04, NOVEN shall have no liability or obligation to P&GP under this Section 3.04 if it is determined that any defect in any Product is attributable to the failure by any Person (including P&GP) to properly store, transport or care for any unit of such Product after such Product left NOVEN’s possession or is otherwise due to the fault of P&GP.

(d)	If NOVEN supplies Product which fails to comply with the representations and warranties as set forth in Section 8.01(a), NOVEN shall perform, at its own cost and expense, an investigation into the reasons for such failure in accordance with the terms and conditions of the Quality Assurance Agreement.

(e)	P&GP’s rights and remedies set forth in this Section 3.04, together with NOVEN’s indemnification obligations under Section 8.02, shall constitute P&GP’s exclusive remedy with respect to any failure of Product supplied hereunder to comply with the representations and warranties set forth in Section 8.01(a) (unless such failure results in a supply failure under Section 9.02(c), in which case Section 9.02(c) shall apply).

3.05	Stability Testing. NOVEN shall conduct, at its own cost and expense, stability programs in accordance with the terms and conditions of the Quality Assurance Agreement. NOVEN and P&GP agree to cooperate in good faith to seek an extension of expiration dating for the Products as stability data are generated on commercial batches.

3.06	Customer Complaints. NOVEN and P&GP shall be responsible for reporting and investigating customer complaints related to the Products in accordance with the terms and conditions of the Quality Assurance Agreement.

3.07	Inquiries and Requests for Inspection. NOVEN and P&GP shall be responsible for responding to inquiries and any requests for inspections by Regulatory Authorities and other Third Parties in accordance with the terms and conditions of the Quality Assurance Agreement.

3.08	Inspections. NOVEN shall develop and execute periodic self-inspection as set forth in the Quality Assurance Agreement.

3.09	Validations. NOVEN shall implement validation procedures in accordance with the terms and conditions of the Quality Assurance Agreement.

3.10	Cross Contamination Risk. NOVEN hereby declares that in its facilities where the Products are manufactured, tested or stored, NOVEN is not and has not manufactured, packaged, tested or stored biological preparations containing living organisms, cephalosporins, cytotoxics or highly active materials, penicillin or other products that could reasonably be expected to constitute hazardous contaminants. In the event that NOVEN intends, during the course of this Agreement, to begin such activity, NOVEN shall promptly notify P&GP in writing of its intention to do so in order to allow P&GP to consider any potential questions of cross-contamination or regulatory requirements. In the event P&GP, after reasonable consultation with NOVEN, identifies a potential problem of cross-contamination or regulatory requirements that would prohibit the activity, NOVEN agrees not to manufacture, formulate or package products in the facility that present cross-contamination problems for the Product(s).

3.11	Quality Assurance Key Elements. NOVEN represents and warrants that NOVEN’s quality control systems are designed to meet the quality standards described in Exhibit A hereto (referred to as “Quality Assurance Key Elements Assessment” or “QAKE”), to the extent such standards are applicable to the Services performed by NOVEN hereunder. In connection with its Annual MA conducted under the Quality Assurance Agreement, with respect to compliance with QAKE, P&GP may audit NOVEN’s manufacturing facility, in a manner not to unreasonably interfere with NOVEN’s operation at the manufacturing facility. P&GP will provide to NOVEN such results from the QAKE audit in the form of a score. If the score is less than ***, NOVEN shall develop and implement a detailed action plan to improve NOVEN’s quality standards. In the event NOVEN fails to implement such action plan or subsequent audit results have a score of less than ***, P&GP shall be entitled to a review of all batch documentation and/or on site monitoring of process conditions prior to the shipment of Product to P&GP, subject to the parties reaching mutual agreement with respect to the payment of costs and expenses associated with such monitoring. It is acknowledged that nothing in this Section 3.11 shall limit NOVEN’s representations and warranties set forth in Section 8.01(a), including NOVEN’s representations and warranties regarding compliance with cGMP.
Article 4. Forecasts and Ordering
4.01	Forecasting.

(a)	Rolling Forecasts. P&GP shall provide to NOVEN, within three (3) months after submission of the first Regulatory Application of a Product for marketing authorization in any country within the Territory, and shall provide to NOVEN on a monthly basis thereafter, on or before the tenth (10th) day of each calendar month, a written, rolling twelve (12)-month forecast (broken down by calendar month of delivery, with the requested date of delivery to P&GP’s distribution center (“Fixed Order Date”) for each such month, pouch language combinations and SKU) of P&GP’s estimated requirements of each Product (each, a “Rolling Forecast”). The aggregate quantity of Product forecasted with respect to any calendar month pursuant to this Section 4.01 shall not exceed one-twelfth (1/12) of NOVEN’s Annual Installed Capacity, with the exception of quantities forecasted with respect to the launch order under Section 4.02. NOVEN shall be entitled to reject any Rolling Forecast that is not submitted on or before the tenth (10th) day of any calendar month. NOVEN, upon receipt of P&GP’s monthly Rolling Forecast, shall, within fourteen (14) calendar days, notify P&GP if NOVEN expects to be unable to deliver P&GP’s forecasted Product requirements. P&GP shall use commercially reasonable efforts to ensure that its Rolling Forecasts are as accurate as possible.

(b)	Fixed Orders. P&GP shall give NOVEN a Purchase Order for each SKU of Product at least *** days prior to the Fixed Order Date for such Product identified within the Rolling Forecast.

(c)	Fixed Zone. *** prior to each Fixed Order Date is the “Fixed Zone”. P&GP shall purchase one hundred percent (100%) of the Product forecasted with respect to each Fixed Zone period (adjusted for changes mutually agreed). *** of each Fixed Zone (counting backwards from the Fixed Order Date) are unchangeable. During *** of each Fixed Zone (counting backwards from the Fixed Order Date), changes to language groups, packaging configurations within language group, and changes to scheduled Batches are allowed, with mutual agreement by NOVEN and P&GP. ***.

(d)	Planning Horizon. *** prior to each Fixed Order Date shall be referred to herein as the “Planning Horizon”. Within the Planning Horizon, no limitations shall apply to additions, deletions or changes to the Rolling Forecast, except that the quantity of Product forecasted for *** prior to a Fixed Order Date cannot increase by more than twenty percent (20%) when rolled into the next Fixed Zone.

(e)	Three-Year Forecast. Within three (3) months after submission of the first Regulatory Application of a Product for marketing authorization in any country within the Territory, and on an annual basis thereafter, P&GP shall provide to NOVEN a written, three (3)-year long range forecast (broken down by month of delivery, pouch language combination and SKUs in Year 1 and annual number of patches for Years 2 and 3) of P&GP’s estimated requirements of each Product (each, a “Three-Year Forecast”). NOVEN and P&GP will utilize each Three- Year Forecast to discuss the potential for any Product shortfalls and mutually agree to any supply risk mitigation plans via the Steering Committee.

4.02	Launch Order. The parties will consult with each other to seek to provide P&GP with sufficient quantities of each Product for the initial commercial launch of such Product.

4.03	Purchase Orders. Each purchase order for requirements of Product (“Purchase Order”) placed by P&GP shall be submitted in writing by P&GP and shall specify, at a minimum:

- the P&GP legal entity placing the Purchase Order,

- the unique material code for each carton of Product (“SKU”),

- the quantity of SKU of Product ordered,

- the Fixed Order Date, and

- the applicable country to which the Product will ultimately be delivered.

NOVEN shall have the right to invoice P&GP for Product forecasted for delivery within the Fixed Zone if NOVEN does not receive a Purchase Order for such Product by the Fixed Order Date.

4.04	Batch Size. P&GP shall have the right to order Product as follows:

(a)	P&GP shall have the right to order the full targeted yield of one or more whole Batches of a single Product, each unit of which shall be packaged in single specified pouch/language combinations and SKU. The targeted yield of a Batch of T-Patch is set forth on Schedule 2. The parties will discuss and determine implications of any adjustment of targeted yield (e.g. validation, change control) that may be necessary to reflect increases or decreases in anticipated yield.

(b)	P&GP shall have the right to order a single Batch of a Product split into multiple Purchase Orders having distinct pouches and/or cartons. In the event P&GP shall desire to so split a Batch, P&GP shall pay to NOVEN the applicable charges set forth under the heading “Split Lot Costs” on Schedule 2 attached hereto (the “Split Lot Charges”).

(c)	P&GP shall have the right to submit a single or multiple Purchase Order(s) requesting less than the full yield of a Batch of a Product. In the event P&GP shall desire to order less than the full yield of a Batch of Product, P&GP shall pay to NOVEN the applicable charges set forth under the heading “Full Batch Order with Partial Batch Processing” on Schedule 2 attached hereto (the “Partial Batch Charges” and, together with the Split Lot Charges, the “Additional Charges”). It is acknowledged and agreed that a single Purchase Order may be subject to Split Lot Charges as well as Partial Lot Charges.

(d)	P&GP shall have the right to request NOVEN to validate a *** batch of Product (a “***”). In the event that P&GP desires that NOVEN establish the capability to produce a ***, P&GP shall submit to NOVEN a written request for validation of the mixing process for ***. Within thirty (30) days after receipt of such written notice from P&GP, NOVEN will provide P&GP with a written estimate of the cost to perform validation of the mixing process for ***. If P&GP provides NOVEN with written approval of the estimated validation cost, then NOVEN shall carry out such validation at P&GP’s sole cost and expense. After successful completion of such validation, NOVEN shall provide P&GP with written notice thereof, and P&GP shall thereafter have the right to submit Purchase Orders for ***. In the event P&GP exercises its right to request ***, P&GP shall pay NOVEN a per-patch purchase price to be agreed by the parties and to be set forth in Schedule 2 attached hereto. Schedule 2 sets forth a non-binding estimate of such per-patch purchase price.

(e)	All Additional Charges shall be invoiced to P&GP in arrears on a quarterly basis.

4.05	Annual Installed Capacity. The parties acknowledge and agree that NOVEN’s ability to supply P&GP’s requirements of Product shall be limited by NOVEN’s maximum installed capacity for production of each Product per twelve (12) month period, as such capacity shall exist from time to time (the “Annual Installed Capacity”). NOVEN shall commit the Annual Installed Capacity to fulfillment of Purchase Orders placed by P&GP under this Agreement; provided that NOVEN’s obligations with respect to committed Annual Installed Capacity shall not commence until ninety (90) days after submission of the first Regulatory Application of a Product for marketing authorization in any country within the Territory. The initial Annual Installed Capacity for all Products in the aggregate shall be *** units of Product. Commencing ninety (90) days after submission of the first Regulatory Application of a Product for marketing authorization in any country within the Territory, in the event NOVEN shall at any time have an opportunity to utilize any portion of the Annual Installed Capacity for any purpose other than the manufacture of Product for supply to P&GP hereunder, NOVEN may request P&GP to release a portion of the Annual Installed Capacity and P&GP shall not unreasonably withhold or delay its approval of such request.

4.06	Customer Service

(a)	NOVEN shall exercise commercially reasonable efforts to develop and maintain systems, staffing, and procedures to meet the following standards of customer service:
(i)	*** of shipments of the Product in each calendar month will be loaded onto the carrier approved by P&GP for shipment at NOVEN’s manufacturing facility on or before the date that is five (5) Business Days prior to the applicable Fixed Order Date, plus or minus five (5) days; and

(ii)	The Purchase Order quantity of Product loaded onto the carrier approved by P&GP for shipment at NOVEN’s manufacturing facility during each calendar month shall equal between *** and *** of the number of units ordered in the applicable Purchase Order fulfilled during such month.

(b)	The parties shall cooperate to track NOVEN’s actual monthly performance versus the above targets (the “Monthly Targets”) and shall review these results during periodic meetings of the Steering Committee. Commencing *** days after Product launch, if NOVEN shall fail to meet either of the Monthly Targets for ***, and the cause of NOVEN’s below-target performance is within the control of NOVEN, then the parties will cooperate to develop a plan (an “Action Plan”) to enable NOVEN to meet or exceed the relevant performance target. The parties will consider whether NOVEN could benefit from technical assistance from P&GP. This Section 4.06(b) sets forth NOVEN’s sole and exclusive liability, and P&GP’s sole and exclusive remedy, with respect to (A) any late supply or delivery of Product (unless (x) the shelf life of such Product does not meet the requirements set forth in Section 2.03, in which case Section 2.03 shall apply or (y) quality Product is not received as set forth in Section 3.04, in which case Section 3.04 shall apply, or (z) such failure results in a supply failure under Section 9.02(c), in which case Section 9.02 (c) shall apply), and/or (B) any delivery of an excessive or insufficient quantity of Product (unless (x) the quantity delivered is less than *** of the quantity ordered, in which case Section 4.07 shall apply, or (y) quality Product is not received as set forth in Section 3.04, in which case Section 3.04 shall apply, or (z) such failure results in a supply failure under Section 9.02(c), in which case Section 9.02(c) shall apply).

4.07	Shortfalls. In the event NOVEN shall supply less than *** of the units ordered by P&GP pursuant to any Purchase Order, NOVEN shall notify P&GP in writing of the amount of such shortfall as soon as reasonably practicable on discovery of such shortfall, and P&GP shall, within thirty (30) days after the earlier of (i) receipt of such notification or (ii) receipt of the applicable delivery of such Product, exercise one of the following remedies:

(a)	accept such delivery in full satisfaction of the Purchase Order (as to quantity only and not in waiver of P&GP’s opportunity to reject such Product pursuant to Section 3.04);

(b)	issue a new Purchase Order for Product with a mutually agreed to Fixed Order Date, and NOVEN shall use commercially reasonable efforts to expedite manufacture and delivery of the units of Product ordered pursuant to such order; provided, that in either case P&GP shall pay NOVEN the Purchase Price for the units of Product actually supplied and such Additional Charges that would have applied to the original Purchase Order had such Product actually shipped;

(c)	the parties will mutually work together to determine if the shortfall can be remediated by modifying an existing Purchase Order, considering the availability of Product in the appropriate stage of the manufacturing process; or

(d)	replace the shortfall with a projected future delivery not in the Fixed Zone.

P&GP will not incur any Additional Charges with respect to any quantities of Product provided in remediation of a shortfall unless such Additional Charges were previously paid and refunded with respect to the rejected Product. P&GP will, in good faith, work with NOVEN to minimize the additional costs NOVEN will incur in addressing a shortfall while not jeopardizing P&GP’s trade commitments. P&GP’s failure to exercise one of the remedies under this Section 4.07 within such thirty (30)-day period shall be deemed an acceptance of such units in satisfaction of the applicable Purchase Order pursuant to subsection (a) above. This Section 4.07 sets forth NOVEN’s sole and exclusive liability, and P&GP’s sole and exclusive remedy, with respect to any delivery of an insufficient quantity of Product (unless (x) such failure constitutes a failure to meet the Monthly Targets pursuant to Section 4.06(a)(ii), in which case Section 4.06(b) shall apply, or (y) quality Product is not received as set forth in Section 3.04, in which case Section 3.04 shall apply, or (z) such failure results in a supply failure under Section 9.02(c), in which case Section 9.02(c) shall apply).

4.08	Failure to Deliver. Subject to the limited remedies set forth in Section 4.06 and Section 4.07, in the event NOVEN fails to deliver Product ordered by P&GP due to actions or inaction on the part of NOVEN, NOVEN shall take all commercially reasonable steps, including but not limited to, working extra hours, shifts or days, to fulfill NOVEN’s obligation hereunder. All costs for such additional efforts will be NOVEN’s.

4.09	Notice of Delay. Whenever NOVEN becomes aware of any event or circumstance that impacts, or threatens to impact, the timely performance of NOVEN’s obligations under this Agreement or any Purchase Order(s), NOVEN shall promptly notify P&GP in writing of all relevant information with respect to such event or circumstance, and shall use commercially reasonable efforts to deliver such notice within five (5) days. No such notification from NOVEN to P&GP shall release NOVEN from any liability under this Agreement otherwise resulting from the delay.

4.10	Technical Assistance. If NOVEN delivers less than *** of quantity shipped versus quantity ordered due to technical manufacturing issues, the parties may agree to have P&GP provide technical expertise and assistance until the issue(s) are resolved.

4.11	Site Level Execution Agreement. As soon as practicable after execution of this Agreement and before the first country Regulatory Approval, the parties shall enter into a written Site Level Execution Agreement (“SLEA”) providing additional detail regarding items such as, but not limited to, production planning, supply chain measures, forecasting, ordering, customer service, inventory record accuracy, quality assurance, compliance measures, cGMP, Raw Material Target Inventory Levels and Product loss targets, shipping guidelines, problem solving procedures, and similar activities. SLEAs may be amended from time to time as agreed to in writing by the parties without formal amendment to this Agreement.

Article 5. Prices and Payment Terms
5.01	Price. In consideration for the supply of Products by NOVEN hereunder, P&GP shall pay NOVEN the per-unit purchase price (the “Purchase Price”), for each unit of Product supplied hereunder. P&GP shall also pay NOVEN the applicable Additional Charges and any other charges set forth in Schedule 2. The Purchase Price for commercial supply of the T-Patch is set forth in Schedule 2 hereto. The Purchase Price shall be in addition to, and independent of, Royalties, Milestone Payments and other amounts payable by P&GP to NOVEN under this Agreement and/or the License Agreement.

5.02	Invoicing. On each Purchase Price invoice submitted hereunder, NOVEN will include the number of the applicable Purchase Order, the quantity shipped, the Purchase Price, payment remit to, and the legal entity indicated as the ordering entity on such Purchase Order. P&GP may withhold payment of NOVEN’s invoice until the provisions of this paragraph have been fulfilled. With respect to each invoice for Additional Charges or other amounts payable to NOVEN hereunder, NOVEN shall include sufficient information to enable P&GP to identify such Additional Charges and other amounts.

5.03	Payment Terms. P&GP shall pay each complete and correct invoice received from NOVEN within forty-five (45) days from the date of receipt by P&GP of such invoice. Payments shall be in U.S. Dollars and shall be paid to NOVEN’s account specified in writing to P&GP from time to time hereunder. Overdue invoices shall bear interest at the rate of 1.5% per month until the entire invoice amount is paid.

5.04	Adjustment Pursuant to Producer Price Index. On June 1 of each calendar year during the Term, the Purchase Price of each Product shall be decreased/increased by an amount equal to the decrease/increase in the PPI over the immediately-preceding twelve (12) month period. The decrease/increase shall be determined by multiplying the respective Purchase Price for each Product by a fraction, the numerator of which shall be the average value of the

PPI for the twelve (12) month period ending in May of the then-current calendar year, and the denominator of which shall be the average value of the PPI for the twelve (12) month period ending in May of the immediately-preceding calendar year. As the PPI figures for February, March, April and May of the then-current calendar year are preliminary as of June 1 of each calendar year, the Purchase Price may be further adjusted pursuant to this Section 5.04 by either party when actual PPI figures are posted. For purposes of this Section 5.04, “PPI” shall mean the producer price index industry data figure (Pharmaceutical Preparations Manufacturing, PCU325412325412), as published by the United States Department of Labor, Bureau of Labor Statistics of the U.S. Department of Labor (web address: www.bls.gov). Schedule 2 attached hereto provides additional detail regarding calculation of the PPI adjustment.

5.05	Adjustment for Low Volume. In the event that, at any time after expiration of the Grace Period, (a) P&GP’s Net Outside Sales with respect to the Products fall below *** over a twelve (12)-month period and (b) the then-current Purchase Price with respect to the Products for *** units of Product does not result in a *** Gross Margin to NOVEN, then NOVEN shall have the right to identify and invoice to P&GP, and P&GP shall pay, a surcharge in such an amount as is necessary to bring NOVEN’s Gross Margin for the Products for such twelve (12)-month period to ***. As used herein, “Grace Period” shall mean the period beginning on the T-Patch launch and ending on the earlier of (i) two (2) years after the initial launch of the T-Patch in the first country in which the T-Patch is launched, or (ii) one (1) year from the initial launch of the T-Patch in the second country in which the T-Patch is launched. Within thirty (30) days after any surcharge is invoiced to P&GP pursuant to this Section 5.05, P&GP shall have the right to notify NOVEN of its intent to audit NOVEN to verify NOVEN’s cost and Gross Margin calculations, and the parties shall schedule such audit on a mutually agreeable date. Such audit shall be in addition to the periodic audits conducted pursuant to Section 5.10, but shall otherwise be subject to, and conducted in accordance with, the provisions of Section 5.10.

5.06	Unprofitable Supply Terms. If, at any time after expiration of the Grace Period, NOVEN’s aggregate Gross Margin with respect to all Products over a twelve (12)-month period falls below ***, NOVEN will notify P&GP in writing. NOVEN and P&GP will then engage in a business discussion to understand the reasons for NOVEN’s Gross Margin for the aggregate of all Products falling below ***, including a review of NOVEN’s cost of goods for the aggregate of all Products, P&GP’s net prices of all Products and the profitability of all Products, in order to negotiate a mutually acceptable solution. In the event that the parties, after discussions and acting in good faith, cannot agree to an acceptable solution to bring NOVEN’s Gross Margin for the aggregate of all Products to ***, NOVEN will have the right to terminate this Agreement upon (i) twelve (12) months written notice to P&GP (if P&GP has qualified an Alternate Supplier) or (ii) thirty-six (36) months written notice to P&GP (if P&GP has not qualified an Alternate Supplier). During the notice period prior to the effectiveness of such termination, NOVEN shall have the right to assess against P&GP, and P&GP shall pay and deliver to NOVEN, a surcharge in such amount as is necessary to bring NOVEN’s Gross Margin for the aggregate of all Products to ***. Notwithstanding the foregoing, to the extent that NOVEN’s failure to achieve a *** Gross Margin is attributable to (x) NOVEN’s failure to manufacture the Products in accordance with the shelf life and quality requirements of Section 2.03 and Section 3.04, respectively, which failure in each case is due to the fault of NOVEN, including Noven’s suppliers, or (y) NOVEN’s manufacture of failed Batches, the surcharge to be assessed against P&GP during the notice period prior to the effectiveness of such termination to bring NOVEN’s Gross Margin to *** shall be reduced accordingly. Within thirty (30) days after any surcharge is invoiced to P&GP pursuant to this Section 5.06, P&GP shall have the right to notify NOVEN of its intent to audit NOVEN to verify NOVEN’s cost and Gross Margin calculations, and the parties shall schedule such audit on a mutually agreeable date. Such audit shall be in addition to the periodic audits conducted pursuant to Section 5.10, but shall otherwise be subject to, and conducted in accordance with, the provisions of Section 5.10.

5.07	Adjustment for Modification of Specifications.

(a)	In the event any change in the Specifications or the manufacturing process of any Product that is not necessary to comply with the requirements of any Applicable Law or Regulatory Authority (a “Discretionary Change”) is implemented by either party in accordance with the Quality Assurance Agreement and Article 6 hereof, the parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes. The party initiating such change(s) shall bear all reasonable costs of both parties associated with and resulting from any such change(s) in accordance with Article 6. In addition:
(i)	in the event any such Discretionary Change initiated by P&GP shall result in increased costs to NOVEN to perform the Services with respect to such Product, the Purchase Price for such Product shall be increased by an amount equal to ***;

(ii)	in the event any such Discretionary Change shall result in decreased costs to NOVEN to perform the Services with respect to such Product, and if (and only if) such Discretionary Change was initiated by P&GP, the Purchase Price for such Product shall be decreased by an amount equal to ***.

(iii)	in the event of a Discretionary Change initiated by P&GP, P&GP shall pay NOVEN for NOVEN inventory with respect to such Product, including (x) NOVEN’s reasonable out-of-pocket costs of Raw Materials (to the extent within Target Inventory Levels), (y) the Purchase Price of any finished goods rendered obsolete or rejected as a result of the change, and (z) NOVEN’s costs of any works in progress, at prices to be determined consistent with the principles reflected on Schedule 2; and

(iv)	in the event of a Discretionary Change initiated by NOVEN, NOVEN shall, unless otherwise agreed, bear the costs of making and/or implementing such Discretionary Change and the costs of works in progress, Raw Materials, and finished goods rendered obsolete or rejected as a result of such Discretionary Change, including reasonable costs of P&GP incurred as a result of such Discretionary Change initiated by NOVEN.
(b)	In the event any change in the Specifications or the manufacturing process of any Product that is necessary to comply with the requirements of any Applicable Law or Regulatory Authority (“Required Change”) is implemented in accordance with the Quality Assurance Agreement and Article 6 hereof, then, subject to Section 5.07(d) (regarding Label Changes):
(i)	in the event such Required Change shall result in decreased or increased costs to NOVEN to perform the Services with respect to such Product, then the Purchase Price for such Product shall be decreased or increased, as the case may be, by an amount equal to ***;***; and

(ii)	***

(iii)	P&GP shall pay NOVEN for *** of any inventory of NOVEN with respect to such Product, including (x) NOVEN’s reasonable out-of-pocket costs of Raw Materials (to the extent within Target Inventory Levels), (y) the Purchase Price of any finished goods rendered obsolete or rejected as a result of the change, and (z) NOVEN’s costs of any works in progress, at prices to be determined consistent with the principles reflected on Schedule 2.

(c)	For changes which (i) are not the result of a Discretionary Change, a Required Change, or a Label Change and (ii) are required to bring NOVEN’s facilities and/or processes into compliance with the requirements of any Applicable Law or Regulatory Authority (“Other Required Change”), the parties shall cooperate in making such changes promptly and NOVEN shall, unless otherwise agreed, bear the costs of making and/or implementing such changes and the costs of works in progress, Raw Materials, and finished goods rendered obsolete or rejected as a result of such Other Required Change.

(d)	With respect to any changes to any Printed Matter of any Product (“Label Changes”) initiated by either party, NOVEN and P&GP shall cooperate in making such Label Changes promptly and, unless otherwise agreed in writing by the parties:
(i)	in the event any such Label Change is either (x) initiated by P&GP in its discretion, or (y) required by Applicable Law or Regulatory Authority, then:
(A)	if such Label Change shall result in increased costs to NOVEN to perform the Services with respect to such Product, then the Purchase Price for such Product shall be increased by an amount equal to ***;

(B)	P&GP shall be responsible for and shall reimburse NOVEN for the costs of implementing such Label Change, including costs in connection with labeling, packaging and preprinting of backing or pouch materials due to such Label Change; and

(C)	P&GP shall pay NOVEN for NOVEN inventory with respect to such Product, including (x) NOVEN’s reasonable out-of-pocket costs of Raw Materials (to the extent within Target Inventory Levels), (y) the Purchase Price of any finished goods rendered obsolete or rejected as a result of the change, and (z) NOVEN’s costs of any works in progress, at prices to be determined consistent with the principles reflected on Schedule 2; and

(ii)	in the event such Label Change is a discretionary change initiated by NOVEN, NOVEN shall, unless otherwise agreed, bear the costs of making and/or implementing such Label Change and the costs of works in progress, Raw Materials, and finished goods rendered obsolete or rejected as a result of such Label Change.
(e)	For purposes of clarification, NOVEN’s right to receive payments with a *** under the applicable provisions of this Section 5.07 is intended to protect NOVEN’s Gross Margin with respect to the additional costs incurred by NOVEN under the applicable provisions of this Section 5.07, but shall not be construed to entitle NOVEN to a surcharge to provide NOVEN with an overall *** with respect to the Products if such *** is not otherwise achieved.

5.08	Transfer Taxes. NOVEN shall be responsible for and pay all Transfer Taxes, in each case the taxable incident of which occurs prior to NOVEN’s loading of the Products onto the applicable carrier for shipment at NOVEN’s manufacturing facility (collectively, “NOVEN Transfer Taxes”). For the avoidance of doubt, NOVEN Transfer Taxes shall not include any import/export duties, levies or charges or customs-related expenses. NOVEN shall be responsible for and pay any personal property taxes on property it owns or leases, franchise and privilege taxes on its business, and taxes based on its net income or gross receipts. P&GP shall be responsible for and pay all Transfer Taxes, in each case the taxable incident of which occurs upon or after NOVEN’s loading of the Products onto the applicable carrier for shipment at NOVEN’s manufacturing facility, and P&GP shall be responsible for and pay all Transfer Taxes, including without limitation sales and value-added taxes and duties, that arise out of or are payable as a result of the sale of Products to P&GP under this Agreement (collectively, “P&GP Transfer Taxes”). NOVEN’s invoices shall separately state the amount of any P&GP Transfer Taxes that NOVEN is charging P&GP (in addition to the Purchase Price and any Additional Charges), to the extent applicable. NOVEN shall provide and make available to P&GP any resale certificates or other exemption certificates requested by P&GP in connection with P&GP Transfer Taxes, to the extent such certificates are available to NOVEN. P&GP shall provide and make available to NOVEN any applicable resale or tax exemption certificates requested by NOVEN to substantiate non-taxability for sales tax purposes.

5.09	Continuous Improvement. NOVEN and P&GP agree to identify and implement a continuous improvement/cost reduction plan for package materials (pouch, cartons, etc.) within thirty (30) days of the end of each calendar year; provided that (a) the decision to pursue any cost reduction projects and any determination of cost reduction goals in relation to NOVEN’s business activities shall be within the sole discretion of NOVEN; and (b) NOVEN shall be under no obligation to provide access to P&GP to any of NOVEN’s records, data or systems in connection with this Section 5.09.

5.10	Right to Audit.

(a)	NOVEN shall keep complete and accurate records in sufficient detail to permit P&GP to confirm the accuracy of calculations of any adjustments to the Purchase Price hereunder. P&GP shall keep, and shall cause its Related Parties, successors, assigns, delegates and/or partners to keep, complete and accurate records in sufficient detail to permit NOVEN to confirm the costs and expenses incurred by P&GP in connection with a Product recall hereunder. Such records shall be maintained in accordance with Applicable Law and in any event for at least a three (3) year period following the end of the calendar quarter to which they pertain. Not more than once in any fiscal year and upon reasonable advance notice to the other party (the “Audited Party”), at its own expense (subject to Section 5.10(c)), each party (the “Auditing Party”) shall be entitled to nominate an internationally recognized independent certified public accounting firm reasonably acceptable to the Audited Party to have access at reasonable times during normal business hours (subject to signing a confidentiality agreement, if applicable) to examine the Audited Party’s (or its Related Party’s,

Affiliate’s, successor’s, assign’s, delegate’s or partner’s, as the case may be) records as they relate to relevant Products for the purpose of verifying the correctness of any adjustments to the Purchase Price hereunder (where P&GP is the Auditing Party) or verifying the amount of the costs and expenses associated with a Product recall (where NOVEN is the Auditing Party); provided, however, that if such audit reveals that the Audited Party’s miscalculation or misstatement resulted in an overpayment by the Auditing Party of *** or more, then such audit shall not count against the one audit to which the Auditing Party is entitled per fiscal year. Moreover, if an accounting firm is used in such audit, the accounting firm shall not disclose to the Auditing Party or to any Third Party any financial or other information relating to the business of the Audited Party except that which is necessary to inform the Auditing Party of the accuracy or inaccuracy of the Audited Party’s calculation. The Auditing Party shall not audit the same records twice. The Auditing Party shall only be entitled to audit books and records of the Audited Party from the three (3) calendar years prior to the calendar year in which the audit request is made.

(b)	In the event the Auditing Party shall dispute the correctness of the Audited Party’s calculation or statement, the Auditing Party shall, within forty-five (45) calendar days of receipt of any such calculation or payment, provide written notice to the Audited Party of such objection, setting forth in writing and in reasonable detail the reasons therefor; provided that the failure to give notice of an objection within such forty-five (45) calendar day period shall not result in the waiver or loss of the Auditing Party’s right to dispute the correctness of the Audited Party’s calculation or statement unless, and only to the extent that, the Audited Party is actually prejudiced by such failure. NOVEN and P&GP shall endeavor in good faith to resolve any disputed matters within forty-five (45) calendar days after the Audited Party’s receipt of the Auditing Party’s notice of objections. If NOVEN and P&GP are unable to resolve the disputed matters within such forty-five (45) calendar day period, NOVEN and P&GP shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of either party) to resolve the matters in dispute, and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on NOVEN and P&GP. The independent accounting firm selected to resolve such disputes shall have access to the relevant records of the Parties with respect to the matter in dispute. In connection with the resolution of any dispute under this Section 5.10(b), the Auditing Party shall bear the costs and expenses of the independent accounting firm selected to resolve such disputes, subject to Section 5.10(c).
(c)	If it is determined that the Audited Party’s miscalculation or misstatement resulted in an overpayment by the Auditing Party of *** or more, then the Audited Party shall reimburse the Auditing Party for any and all reasonable, actual out-of-pocket expenses incurred by the Auditing Party in connection with the dispute, including any costs and expenses payable to the independent accounting firm or firms engaged pursuant to Section 5.10(a) and/or Section 5.10(b), and any other costs and expenses incurred by the Auditing Party in connection with the audit of the Audited Party’s books and records and any such dispute resolution process.
Article 6. Change Management. Changes to, the Specifications or the manufacturing process of the Products may be made only in accordance with the terms and conditions of the Quality Assurance Agreement. Subject to, and without limiting the provisions of Section 5.07, the party requesting any such change shall bear the costs thereof, including the costs of making or implementing such changes and the costs of the scrapping of materials (including but not limited to Raw Materials (to the extent within Target Inventory Levels), work in process, and finished product) necessitated by any such change, unless otherwise agreed by the parties in writing. The parties shall cooperate to implement in a prompt manner any such agreed upon changes to the Specifications or the manufacturing process of the Products.

Article 7. Authorizations. During the Term, P&GP shall, at its sole expense, conduct clinical studies, file requisite paperwork for Regulatory Approvals and maintain Regulatory and Clinical Materials with respect to the Products both within and outside of the United States. Subject to the foregoing, during the Term, NOVEN shall obtain and maintain in force all licenses and authorizations necessary for NOVEN to manufacture and supply Product hereunder. NOVEN shall bear the full cost and expense of obtaining and maintaining such licenses and authorizations. P&GP shall provide NOVEN with assistance reasonably necessary for NOVEN to obtain and maintain such licenses and authorizations.
Article 8.	Liabilities.
8.01	Warranties; Disclaimer.

(a)	NOVEN hereby represents and warrants to P&GP that Product supplied to P&GP hereunder shall, on the date of loading of such Product onto the carrier approved by P&GP for shipment at NOVEN’s manufacturing facility: (i) meet the applicable requirements set forth in the Specifications; (ii) not be adulterated or misbranded within the meaning of any applicable food or drug law or regulation or any applicable equivalent law, rule or regulation; and (iii) comply with approved Regulatory Approvals and all Applicable Laws (including, but not limited to, cGMP applicable to the Product and prevailing as of such date governing the manufacture, packaging (including without limitation labeling), storage (prior to shipment) and testing (prior to shipment) of Product); provided that NOVEN shall not be in breach or violation of its representations and warranties under this Section 8.01(a) to the extent that any failure to comply with the foregoing is due to any act or omission of P&GP (including without limitation any failure of any labeling provided by P&GP to comply with all Applicable Laws and cGMP). NO OTHER EXPRESS OR IMPLIED WARRANTY EXISTS, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NOVEN EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES.

(b)	P&GP represents and warrants to NOVEN that: (i) P&GP Inc. is a wholly-owned, direct subsidiary of The Procter & Gamble Company; (ii) P&GP SARL is a wholly owned, indirect subsidiary of The Procter & Gamble Company; and (iii) ***.

8.02	NOVEN Indemnity. NOVEN shall indemnify and hold P&GP and its Affiliates, and their respective directors, officers, employees and agents, successors and assigns (the “P&GP Indemnitees”) harmless from and against any and all Damages that P&GP Indemnitees may incur or suffer arising out of, resulting from or caused by (a) any failure of the Product manufactured hereunder to meet the requirements of Section 8.01(a) hereof, (b) any material breach by NOVEN of its obligations hereunder, or (c) any intentional or negligent act or omission of NOVEN or any of its directors, officers, employees, agents, successors, assigns, sublicensees, delegatees or partners; provided that NOVEN shall have no obligation under this Section 8.02 to the extent such Damages arise out of, result from or are caused by: (i) any material breach by P&GP of its obligations under this Agreement, (ii) an intentional or negligent act or omission of any P&GP Indemnitee, or (iii) any matter for which P&GP has an obligation to indemnify the NOVEN Indemnitees under this Agreement or the License Agreement.

NOVEN agrees to maintain at least ten million dollars ($10,000,000.00) of commercial general liability insurance, as one or more insurance policies, in support of this indemnity with companies reasonably acceptable to P&GP, which insurance will carry an endorsement including P&GP and its Affiliates as additional insureds.

8.03	P&GP Indemnity. P&GP shall indemnify and hold NOVEN and its Affiliates, and their respective directors, officers, employees and agents, successors and assigns (the “NOVEN Indemnitees”) harmless from and against any and all Damages arising out of, resulting from or caused by, or claimed to arise out of, result from or be caused by: (a) the Products, and/or any bodily injury, illness or death of any person caused or alleged to be caused by the use, distribution or sale of the Products, including without limitation (i) liabilities for product liability and returned goods, (ii) liabilities in respect of product warranty obligations or services and any returned Product sold, and (iii) liabilities relating to errors and omissions or claims of design and other defects with respect to any Product sold, including any clinical and non-clinical trials; (b) any material breach by P&GP of its obligations under this Agreement; or (c) any intentional or negligent act or omission of P&GP or any of its directors, officers, employees, agents, successors, assigns, sublicensees, delegatees or partners; provided, that P&GP shall have no obligation under this Section 8.03 to the extent such Damages arise out of, result from or are caused by: (i) any material breach by NOVEN of its obligations under this Agreement, (ii) an intentional or negligent act or omission of any NOVEN Indemnitee, or (iii) any matter for which NOVEN has an obligation to indemnify the P&GP Indemnitees under this Agreement or the License Agreement.

8.04	Certain Limitations. Except for conditions permitting termination of this Agreement provided in Section 9.02 or as otherwise provided in Section 10.01, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein and for the other matters described in Sections 8.02 and 8.03 (other than (i) with respect to a breach of the terms of a covenant or agreement as to which P&GP or NOVEN, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Damages (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to this Article 8.

8.05	Disclaimer of Incidental Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOST PROFITS, EXCEPT TO THE EXTENT ANY SUCH PUNITIVE, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOST PROFITS ARE PAYABLE TO A THIRD PARTY.

8.06	Product Recalls. Product recalls shall be conducted by the parties in accordance with the terms and conditions of the Quality Assurance Agreement. All reasonable costs and expenses of any recall of any Product and corrective actions shall be the responsibility of P&GP; provided that NOVEN shall reimburse P&GP for its reasonable out-of-pocket costs and expenses of effecting such recall hereunder to the extent such recall was caused by a matter for which NOVEN is obligated to indemnify P&GP under Section 8.02. In the event that P&GP’s reasonable out-of-pocket costs and expenses are reimbursed by NOVEN, NOVEN shall be entitled to audit such costs and expenses in accordance with Section 5.10.

8.07	Notice and Opportunity to Defend. If any Proceeding arises as to which a right of indemnification provided in Section 8.02 or Section 8.03 applies, the party seeking indemnification hereunder (the “Indemnified Party”) shall, within twenty (20) calendar days, notify the other party (the “Indemnifying Party”) thereof in writing and allow the Indemnifying Party and its insurers the opportunity to assume liability for any Damages arising out of such Proceeding and the direction and control of the defense against such Proceeding, at its sole expense, including the settlement thereof at the sole option of the Indemnifying Party or its insurers; provided, that the failure to give notice of a claim for indemnification within such twenty (20)-calendar day period shall not result in the waiver or loss of any right to bring a claim for indemnification hereunder unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. Notwithstanding the foregoing, the Indemnifying Party may not enter into any compromise or settlement without the prior written consent of the Indemnified Party unless such compromise or settlement includes as an unconditional term thereof the giving by each plaintiff or claimant to the Indemnified Party of a release from all liability in respect of such claim and only if such compromise or settlement does not include any admission of legal wrongdoing on the part of the Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its insurers in the disposition of any such matter and the Indemnified Party will have the right and option to participate in (but not control) the defense of any Proceeding as to which the right of indemnity applies, with separate counsel at its election and cost. If the Indemnifying Party fails or declines to assume the defense of any such Proceeding within thirty (30) calendar days after notice thereof, the Indemnified Party may assume the defense thereof for the account and at the risk of the Indemnifying Party. The Indemnifying Party shall pay promptly to the Indemnified Party any Damages to which the right of indemnity applies, as incurred.
Article 9. Term and Termination.
9.01	Term. This Agreement shall terminate upon the earlier of (i) with respect to each Product and with respect to each country in the Territory, the termination of the License Agreement with respect to such Product and/or such country, or (ii) the termination of this Agreement in its entirety in accordance with Section 9.02 (the Effective Date until such termination or expiration, the “Term”).

9.02	Certain Termination Events.

(a)	Bankruptcy. Either NOVEN or P&GP shall have the right to terminate this Agreement in its entirety upon sixty (60) calendar days written notice to the other party at any time after the other party (or, with respect to P&GP, a Related Party) (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is generally unable to pay its debts as they become due or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it by a Third Party a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within thirty (30) calendar days of the institution or presentation thereon; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) calendar days thereafter; or (h) causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive).

(b)	Material Breach. In the event that either party commits a material breach of any of the provisions of this Agreement and such breach either is not curable or is not cured within sixty (60) days after notice of the breach by the non-breaching party (or, if the breach is not capable of cure within sixty (60) days, the breaching party has not commenced a cure within sixty (60) days after such notice and has not cured such breach as soon thereafter as possible, but in no case longer than ninety (90) days after such notice), then the non-breaching party may terminate this Agreement in its entirety with immediate effect upon written notice to the breaching party; provided that notwithstanding the foregoing, P&GP shall not have any right to terminate this Agreement pursuant to this Section 9.02(b) for any breach by NOVEN that is related to the quality of Products manufactured or supplied by NOVEN hereunder, the quantity of Product supplied, the timeliness of such Products being loaded onto the applicable carrier or delivered to P&GP, or similar matters. Without limiting the generality of the foregoing sentence, P&GP shall not be entitled to terminate this Agreement under this Section 9.02(b) for any breach by NOVEN of any of Sections 2.03, 3.04, 4.06, 4.07, 4.08, or 9.02(c).

(c)	Failure to Supply. In the event that at any time during the Term NOVEN shall, during any period of *** consecutive months with respect to which P&GP has submitted Purchase Orders, fail to supply at least *** of the aggregate number of units of Product ordered pursuant to Purchase Orders properly submitted by P&GP during such period pursuant to Section 4.03, or, during any period of *** consecutive months with respect to which P&GP has submitted Purchase Orders, supply *** of Product ordered pursuant to Purchase Orders properly submitted by P&GP during such period (in each case other than (x) by reason of a circumstance contemplated by Section 13.01, (y) by reason of the fault of P&GP, or (z) in connection with units of Product accepted by P&GP pursuant to Section 4.07), then P&GP shall have the right to: (i) subject to Sections 11.02 and 11.03, have an Alternate Supplier manufacture on its behalf that portion of its requirements of the Product that NOVEN is not able to supply; (ii) terminate this Agreement in its entirety (in which case P&GP may at its option elect remedies under Section 11.02); or (iii) withdraw any Purchase Orders submitted pursuant to Section 4.03.

(d)	Unprofitable Supply Terms. NOVEN may terminate this Agreement pursuant to the provisions of Section 5.06.

(e)	Adverse Health or Safety. Either NOVEN or P&GP may terminate this Agreement with immediate effect with respect to any Product in a country if such Product is permanently and completely withdrawn from the market in such country for serious adverse health or safety reasons.

(f)	Force Majeure. Either party may terminate this Agreement in its entirety with immediate effect if an event of force majeure contemplated in Section 13.01 as to the other party shall exist and shall continue to prevent performance by the other party for a period of ninety (90) consecutive days.

9.03	Consequences of Termination.

(a)	Effect of Termination. Upon termination of this Agreement with respect to any country and/or with respect to any Product, this Agreement and all rights and obligations hereunder shall each forthwith become void and of no further force or effect with respect to such country and/or such Product, as the case may be (and in the event of any termination of this Agreement in its entirety, this Agreement and all rights and obligations of the parties hereunder shall each forthwith become void and of no further force or effect in their entirety), except in each case as otherwise provided in this Section 9.03.

(b)	Obligation to Pay. The termination or expiration of this Agreement shall not relieve either party of any liability for any monies due to the other at or following the time of such termination or expiration, nor shall it relieve either party of the post-termination obligations imposed by this Agreement.

(c)	P&GP’s Property. In the event that P&GP terminates this Agreement pursuant to any of Sections 9.02(a), 9.02(b), or 9.02(c), NOVEN will make available for P&GP’s removal any such Raw Materials (at NOVEN’s actual cost), Product (at the then prevailing Purchase Price for each such Product), equipment funded by

P&GP and repurchased by P&GP pursuant to Section 2.11, and any of P&GP’s property then under NOVEN’s control in connection with the Services under the Agreement. NOVEN further agrees that it shall use commercially reasonable efforts, after receipt of notice of any termination by P&GP under any of Sections 9.02(a), 9.02(b), or 9.02(c), not to encumber such materials, Product or other property, such as through security liens or pledges, in any way.

9.04	Survival. Notwithstanding anything herein to the contrary, the provisions of Article 8, Section 9.03, Article 10, Section 13.03 and Section 13.10 hereof shall survive any expiration or termination of this Agreement.
Article 10. Confidentiality, Public Announcements, Intellectual Property.
10.01	Confidentiality.

(a)	Pursuant to the terms of this Agreement, each party (in such capacity, the “Disclosing Party”), has disclosed and will be disclosing to the other party and/or its Affiliates, Related Parties, successors, assigns, delegates, partners, or representatives (in such capacity, the “Receiving Party”), certain Confidential Information of the Disclosing Party. The Receiving Party shall make no use of such Confidential Information except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party shall use at least the same efforts to keep secret, and prevent the disclosure to Third Parties of, Confidential Information of the Disclosing Party as it would use with respect to its own Confidential Information. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted herein. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof, (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement, (iii) is acquired by the Receiving Party from a Third Party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder.
(b)	In the event the Receiving Party is required (i) by Applicable Law to disclose Confidential Information of the Disclosing Party to any Regulatory Authorities to obtain Regulatory Approval for the Products or to comply with the requirement of any Regulatory Authority, (ii) to disclose Confidential Information of the Disclosing Party to respond to an inquiry of a Regulatory Authority or Governmental Authority concerning the Products, or (iii) to disclose Confidential Information of the Disclosing Party in a judicial, administrative or arbitration proceeding to enforce such party’s rights under this Agreement, it may do so only if it (A) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) cooperates with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limits disclosure, if any, to the specific purpose at issue.

(c)	Notwithstanding the provisions of this Section 10.01:
(i)	P&GP shall be permitted to disclose to its distributors, wholesalers, customers and other Third Parties having a reasonable need to know such information such Confidential Information relating to the Products as P&GP shall reasonably determine to be necessary or useful in order to effectively develop, market and distribute the Products;

(ii)	NOVEN shall be permitted to disclose such Confidential Information relating to the Products as NOVEN shall reasonably determine to be necessary or useful in order to effectively perform its obligations under this Agreement;

(iii)	each of NOVEN and P&GP shall be permitted to disclose to a Regulatory Authority such Confidential Information relating to the Products as it shall reasonably determine (but only after consulting with the other party to the extent practicable) to be necessary to comply with the provisions of Applicable Law; and

(iv)	nothing in this Section 10.01 shall be interpreted to limit the ability of either NOVEN or P&GP to disclose its own Confidential Information to the other party or any other Person on such terms and subject to such conditions as it deems advisable or appropriate;
provided, however, that in each such case any Third Party recipients of any Confidential Information (other than a Regulatory Authority or other Governmental Authority) undertake substantially the same confidentiality obligation as the parties hereunder with respect to such Confidential Information.
(d)	Each of NOVEN and P&GP acknowledge and agree that the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, (i) P&GP acknowledges and agrees that NOVEN may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under the applicable securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by counsel to NOVEN; provided that P&GP is informed of the information to be disclosed and given an adequate time to comment; and (ii) NOVEN acknowledges and agrees that P&GP may disclose the terms and conditions of this Agreement to (A) third party sublicensees and co-promotion partners to permit P&GP to exercise its rights to fulfill its obligations under Sections 3.04 and 3.05 of the License Agreement and (B) Alternate Suppliers to permit P&GP to exercise its rights under Article 11; provided, however, that (x) such disclosure shall be pursuant to, and subject to the terms and conditions of, non-disclosure or similar protective agreements in form and substance reasonably acceptable to NOVEN, which agreements shall contain covenants, agreements, restrictions and limitations at least as restrictive as those set forth in this Agreement, (y) such disclosure may be made only to sublicensees and co-partners permitted under Sections 3.04 and 3.05 of the License Agreement and Alternate Suppliers as permitted under Article 11, as the case may be, and (z) P&GP shall provide written notice of any such disclosure to NOVEN.

(e)	Each party specifically recognizes that any breach by it or its Affiliates, Related Parties, successors, assigns, delegates, partners or representatives of this Section 10.01 may cause irreparable injury to the other party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, the other party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

(f)	The obligations of confidentiality and nonuse set forth in this Section 10.01 shall survive the termination of this Agreement for a period of five (5) years.

10.02	Public Announcements. In addition, except as may be required by Applicable Law, no party shall originate any publicity, press or news release or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement, the other Transaction Documents or to the existence of an arrangement between the parties, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

10.03	License to Products. P&GP hereby grants to NOVEN a non-exclusive, non-sublicenseable, royalty free license, effective during the Term, under all patents, unpatented technology, and other intellectual property rights owned, controlled or licensed by P&GP relating to the Products to the extent (but only to the extent) necessary for NOVEN to realize its rights and fulfill its obligations under this Agreement.

Article 11.	Alternate Suppliers.
11.01	Qualification of Alternate Suppliers. P&GP may, during the Term, take steps to qualify one or more Third Party suppliers of Product (each, an “Alternate Supplier”), which Alternate Suppliers shall be subject to prior written approval of NOVEN (such approval not to be unreasonably withheld or delayed); provided that NOVEN and P&GP shall agree to a mutually acceptable plan for qualification of such Alternate Supplier, which shall include, but not be limited to, any reasonable costs to be incurred by NOVEN in connection with such qualification. All reasonable costs and expenses, including reasonable out-of-pocket expenses incurred by NOVEN, associated with qualifying an Alternate Supplier in accordance with the plan therefor agreed upon by the parties and approved by P&GP in writing shall be paid by P&GP or reimbursed to NOVEN, it being understood that NOVEN shall have no obligation to take any action with respect to the qualification of an Alternate Supplier unless and until NOVEN receives written approval from P&GP of any such out-of-pocket expenses. Upon the written request of P&GP, and at P&GP’s expense, NOVEN agrees to provide reasonable assistance *** to Alternate Suppliers sought to be qualified by P&GP pursuant to this Section 11.01 and access to such of NOVEN’s Confidential Information and Technology as may be reasonably necessary for the Alternate Supplier to manufacture Product for sale to P&GP; provided, that such Alternate Supplier shall be bound by obligations of confidentiality in favor of NOVEN consistent with those set forth in this Agreement and the License Agreement. Notwithstanding the foregoing, nothing in this Section 11.01 shall relieve P&GP of its obligation to purchase all of its requirements of Product from NOVEN and P&GP shall only have the right to acquire Product from an Alternate Supplier as provided in Section 11.02.

11.02	Reasonable Assistance; Limited License. In the event of a termination of this Agreement by P&GP pursuant to any of Sections 9.02(a), 9.02(b), 9.02(c) or 9.02(f), or by NOVEN pursuant to Section 9.02(d):

(a)	if P&GP has not already qualified an Alternate Supplier under Section 11.01, then, upon request of P&GP and at P&GP’s expense, NOVEN shall provide reasonable assistance to an Alternate Supplier identified by P&GP and approved by NOVEN (such approval not to be unreasonably withheld or delayed) and access to such of NOVEN’s Confidential Information and Technology as may be reasonably necessary for such Alternate Supplier to manufacture Product for sale to P&GP; provided, that such Alternate Supplier shall be bound by obligations of confidentiality in favor of NOVEN consistent with those set forth in this Agreement and the License Agreement; and provided further, that all reasonable costs and expenses, including reasonable out-of-pocket expenses incurred by NOVEN, associated with qualifying such Alternate Supplier in accordance with the plan therefor agreed upon by the parties and approved in writing by P&GP shall be paid by P&GP or reimbursed to NOVEN to the extent applicable, it being understood that NOVEN shall have no obligation to take any action with respect to the qualification of an Alternate Supplier unless and until NOVEN receives written approval from P&GP of any such out-of-pocket expenses;

(b)	subject to Section 11.03, the license granted to P&GP in the License Agreement shall be deemed to include the right of P&GP to have Product made on its behalf by the Alternate Supplier approved by NOVEN under Section 11.01 or 11.02(a), as applicable, for the term of the License Agreement;

(c)	subject to Section 11.03, to the extent, but only to the extent, that such Alternate Supplier requires a license to any manufacturing know-how of NOVEN in order for such Alternate Supplier to manufacture the applicable Product(s) for P&GP, NOVEN agrees to grant such a license on a limited basis to the extent (but only to the extent) reasonably necessary for such manufacture, which license shall be restricted solely to use in the manufacture of Product for P&GP as contemplated in this Agreement; and

(d)	NOVEN will use commercially reasonable efforts to continue to supply Product to P&GP pursuant to the terms and conditions of this Agreement, subject to any force majeure event or inability of NOVEN to supply Product to P&GP, until an Alternate Supplier is qualified but in no event more than *** after termination; provided that P&GP shall pay to NOVEN a surcharge in such amount, if any, as is necessary to bring NOVEN’s Gross Margin for the Product to at least *** during such period. Notwithstanding the foregoing, in the circumstance of a termination of this Agreement by NOVEN pursuant to Section 9.02(d) only, the provisions of Section 5.06 shall govern the terms of NOVEN’s continued supply of Product and P&GP’s payment of such surcharge.

(e)	Except as expressly provided in this Section 11.02, neither P&GP nor any Alternate Supplier shall have any license under the NOVEN Patents, NOVEN’s rights in any Joint Developments (as defined in the License Agreement) or the Technology to make or have the Product made by any manufacturer or supplier other than NOVEN.

(f)	The Alternate Supplier qualified by P&GP pursuant to Section 11.01 shall have the right to manufacture up to three (3) batches of Product as necessary to validate its manufacturing process, and up to three (3) batches of Product each year thereafter, as necessary to maintain validation of such Alternate Supplier’s manufacturing process. These batches will be considered saleable Product. To the extent any such batches produced by an Alternate Supplier are indicated on any Rolling Forecast or Three-Year Forecast submitted by P&GP hereunder, P&GP will designate such batches as batches to be produced by the Alternate Supplier on such Rolling Forecast or Three-Year Forecast, and such amounts will not be deemed as Product forecasted to be ordered from NOVEN hereunder.

11.03	Royalties. Notwithstanding the provisions of Section 11.02, the effectiveness of the license granted to P&GP under the License Agreement and of any license granted by NOVEN to any Alternate Supplier in accordance with Section 11.02, shall be at all times conditioned upon P&GP’s payment of Royalties, Milestone Payments and other amounts payable to NOVEN with respect to the sales of any Product supplied to P&GP by any Alternate Supplier and sold by P&GP (or any Affiliate, successor, assignee, sublicensee, delegatee or partner of P&GP) in accordance with the terms and conditions of the License Agreement, as well as P&GP’s payment obligations under this Agreement, and all such licenses shall terminate in the event P&GP shall breach its obligations thereunder or hereunder (subject to any applicable cure periods).
Article 12. Steering Committee. To facilitate the manufacture of Product hereunder, NOVEN and P&GP shall each, within thirty (30) days of the Effective Date, nominate representatives from their respective employees, full time consultants or Affiliates to a Steering Committee (the “Steering Committee”) to serve in an advisory capacity with respect to their respective obligations under this Agreement to (a) review manufacturing operations for the purpose of considering, proposing and developing improvements to the ordering and manufacturing process and to the way the parties communicate and interact, (b) consider strategic planning and facilitate manufacturing operations, (c) provide ongoing advisory services with respect to manufacturing services hereunder, and (d) attempt to resolve amicably any disputes arising between NOVEN and P&GP with respect to day-to-day operations. The Steering Committee is intended to provide a mechanism to foster a better working relationship between the parties. Except as otherwise expressly provided herein, the Steering Committee shall not have any authority or responsibility hereunder or require any matter to be brought (and no party shall be required to bring any matter) before the Steering Committee prior to pursuing any available remedy. Furthermore, no action of the Steering Committee shall conflict or be inconsistent with the terms of this Agreement absent an amendment to this Agreement agreed to by the parties in writing. NOVEN and P&GP shall appoint as members of the Steering Committee a reasonable number of suitably qualified and experienced representatives of each of NOVEN and P&GP and shall each designate one member appointed by it to be the principal contact in relation to the day to day management of and administration of this Agreement. Each of NOVEN and P&GP shall appoint no more than four persons to the Steering Committee. The Steering Committee shall meet at regular intervals on such dates and at such locations as may be agreed upon by NOVEN and P&GP, in person or by video or telephone conference. In particular, the Steering Committee shall strive to meet at least once per quarter, but in any event shall meet no less than twice per year during the Term unless otherwise agreed by NOVEN and P&GP. The Steering Committee may also meet upon fifteen (15) days’ written request by either NOVEN or P&GP, should circumstances necessitate such a meeting, and if requested by either party, an expanded Steering Committee will meet to discuss forecasting assumptions and other information regarding market conditions and expected demand for the Product.
Article 13.	General Provisions.
13.01	Force Majeure. Neither NOVEN nor P&GP shall be deemed to be in breach hereof on account of any delay or failure in supply or other performance (except the payment of money) caused in whole or in part by, or otherwise materially related to, the occurrence of any contingency beyond the performing party’s control, including but not limited to: war or hostility; failure or delay of land, water or air transportation; governmental action; strikes or other labor disputes; accident, fire, explosion, flood, storm or other acts of God; unavailability or shortage of Raw Materials; or, in general, any other cause where NOVEN or P&GP has exercised reasonable care in the prevention thereof; provided that the party so affected shall give immediate notice thereof to the other party and shall render the delayed performance in the manner as practicable as possible after such event of force majeure has ceased or otherwise abated sufficiently in order to permit it to do so without incurring any material additional expense which it would not have had in the absence of such event of force majeure.

13.02	Notices. All notices, requests, reports, demands and other communications made or given under the terms of this Agreement or in connection herewith shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier or registered or certified mail, return receipt requested, and shall be addressed to the appropriate party at the addresses set forth in Schedule 3 hereto or to such other address or place as such party may from time to time designate in writing. Any notice, request, demand or other communication given or made pursuant to this Section 13.02 shall be deemed to have been delivered (a) when delivered, if delivered personally, (b) when sent (with written confirmation received), if sent by facsimile transmission on a Business Day, (c) on the first Business Day after dispatch (with written confirmation received), if sent by facsimile transmission on a calendar day other than a Business Day, (d) on the second Business Day after dispatch, if sent by air courier, and (e) on the fifth Business Day after mailing, if sent by mail.

13.03	Governing Law. This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement shall be governed by and interpreted for any and all purposes in accordance with the laws of New York, without giving effect to the conflicts of law principles thereof.

13.04	Non-Waiver of Rights. The failure by either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or any other provisions hereof. The exercise by either party of any of its rights herein or at law or in equity shall not preclude or prejudice such party from exercising any other rights provided herein or at law or in equity. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

13.05	Entire Agreement — Modifications. This Agreement, together with the License Agreement, supersedes all prior agreements, oral or written, between the parties hereto and contains the entire and only agreement between the parties and their respective Affiliates regarding the subject matter hereof (except as otherwise expressly provided herein), and any representation, terms or conditions relating thereto or in connection therewith, oral or in writing, not incorporated herein will not be binding upon either party. No modification of this Agreement or any of the provisions hereof will be binding unless made in writing with express reference to this Agreement, signed by both parties. All of the Schedules, and any amendments thereto made pursuant to this Section 13.05, are a part of this Agreement and are hereby incorporated herein.

13.06	Agreement Precedence. In the event of any conflict between this Agreement and any Schedule, Purchase Order, SLEA or Quality Assurance Agreement, this Agreement will take precedence, unless such other document specifically refers to this Agreement and indicates that such other document will take precedence over this Agreement.

13.07	Assignment. Except with respect to any sublicensee approved by NOVEN under the License Agreement (and in such instance, only to the extent of such sublicensee’s approved sublicense), P&GP shall not have the right to assign this Agreement or delegate any of its rights, interests, duties or obligations hereunder without the prior written consent of NOVEN, which consent may be granted or withheld in NOVEN’s sole discretion. In the event NOVEN shall consent to any such assignment or delegation, (a) the assignee or delegatee shall confirm in writing to and for the benefit of NOVEN that it will comply with the covenants and agreements of P&GP hereunder, and (b) no such assignment or delegation pursuant to this Section 13.07 shall relieve P&GP of any of its obligations or liabilities under this Agreement. NOVEN shall not have the right to assign or delegate to any third party its obligations under this Agreement without the express prior written consent of P&GP. Notwithstanding the foregoing, (i) either party may assign this Agreement to any of its Affiliates without the prior written consent of the other party; provided, that no such assignment of this

Agreement shall relieve the assignor of any of its obligations or liabilities under this Agreement, (ii) either party may assign this Agreement without the other party’s prior written consent in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person upon written notice to the other party, and (iii) P&GP may assign this Agreement without Noven’s prior written consent in connection with a transaction in which P&GP is spun off as an independent publicly traded company, provided that such assignment shall be to such company. Any attempted assignment in violation of this Section 13.07 shall be void.

13.08	Partial Invalidity. Should any one or more provisions of this Agreement be invalid or unenforceable in any jurisdiction, such provision(s) shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, and the parties shall substitute for the invalid provision(s) a valid provision(s) which achieves as much as possible the purport, sense and economic purpose of the invalid provision(s), without rendering invalid or unenforceable any such provision(s) in any other jurisdiction, and without affecting the validity or enforceability of the remaining provisions of this Agreement.

13.09	Contractor Status. NOVEN is an independent contractor and nothing herein contained and no course of dealing between the parties will create or be deemed to create an agency, partnership, joint venture or any other relationship, fiduciary or otherwise between the parties hereto. Neither party is granted any right or authority to assume or to create an obligation or responsibility, express or implied, on behalf of or in the name of the other party or bind the other party in any manner whatsoever, and neither party shall hold itself out as having such authority. All personnel of NOVEN shall be solely employees of NOVEN and shall not represent themselves as employees of P&GP. All personnel of P&GP shall be solely employees of P&GP and shall not represent themselves as employees of NOVEN.

13.10	Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the parties hereunder, the parties shall try to settle their differences amicably among themselves. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within ten (10) calendar days after such notice, appropriate representatives of the parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the presidents of NOVEN and P&GP, or their respective designees, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) calendar days of initiating such negotiations, the parties agree first to try in good faith to settle the dispute by mediation in Washington, D.C. under the Commercial Mediation Rules of the American Arbitration Association. If following any such mediation the parties still have not been able to resolve any such dispute, the parties agree to submit the dispute to final and binding arbitration before a single arbitrator in Washington, D.C. under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that a judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator in reviewing any claim under this Agreement shall have the exclusive authority to determine any issues as to the arbitrability of any such claim or related disputes under this Agreement. In reaching a decision, the arbitrator shall interpret, apply and be bound by this Agreement and by Applicable Law. The arbitrator shall have no authority to add to, detract from or modify this Agreement or any Applicable Law in any respect. The arbitrator may not grant any remedy or relief that a court of competent jurisdiction could not grant, nor any relief or remedy greater than that sought by the parties, nor any punitive, incidental or consequential damages, except to the extent any such punitive, incidental or consequential damages are payable to a third party. Any up-front costs of the arbitrator shall be borne equally by the parties; provided, however, that the non-prevailing party in any such arbitration shall pay, and to the extent applicable reimburse the prevailing party for, the costs and expenses of the arbitrator, including costs and expenses payable to the American Arbitration Association and to the arbitrator; and provided further, that in the event each party prevails as to certain claims in connection with any such arbitration, the fees of the arbitrator shall be paid and/or reimbursed in accordance with the decision of the arbitrator. Each party shall bear its own costs incurred in connection with attorneys’ fees and related expenses. Notwithstanding the foregoing provisions of this Section 13.10, nothing in this Agreement shall limit or in any way restrict the ability of any party to seek injunctive or other equitable relief in a court or other judicial body.

13.11	Audits.

(b)	It is agreed that P&GP may arrange, through NOVEN’s management, routine observational visits by technical or corporate quality assurance personnel to NOVEN’s manufacturing facility. In connection with such visits, P&GP’s and/or its Affiliate’s representatives will be escorted at all times by NOVEN personnel.

(c)	Manufacturing Audits will be conducted in accordance with the Quality Assurance Agreement.

13.12	Time Periods. Any notice or other time period hereunder that ends on a day other than a Business Day, counting forward or backward, as the case may be, shall automatically be extended to the next Business Day. Unless indicated as Business Days, references in this Agreement to days shall mean calendar days.

13.13	Expenses. Except as expressly set forth herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the performance of its obligations hereunder, including attorneys’, accountants’ and other professional fees and expenses.

13.14	Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective indemnitees, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.15	Interpretation. The article and section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term “party” when used herein means a party hereto. References herein to a party or other Person include their respective successors and assigns. Unless the context otherwise requires, references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

13.16	Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Each party may execute this Agreement on a facsimile of the Agreement. In addition, facsimile signatures of authorized signatories of either party shall be valid and binding and delivery of a facsimile signature by either party shall constitute due execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NOVEN PHARMACEUTICALS, INC.

(NOVEN)

By:	/s/ Richard P. Gilbert

Title:	Vice President — Operations

Date:	August 14, 2008

P&G PHARMACEUTICALS, INC.

(P&GP INC.)

By:	/s/ Woody Keown	Form

Title:	Director, Purchasing	Finance

Date:	August 14, 2008	Execution

P&G PHARMACEUTICALS, S.A.R.L

(P&GP SARL)

By:	/s/ P. Slater	Form

Title:	Purchasing Director	Finance

Date:	August 13, 2008	Execution

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